Exhibit 10-G


                                                                CONFORMED COPY


==============================================================================




                                $2,000,000,000

                     SHORT TERM REVOLVING CREDIT AGREEMENT

                          Dated as of April 26, 1996



                      CHRYSLER FINANCIAL CORPORATION and
                         CHRYSLER CREDIT CANADA LTD.,
                                 as BORROWERS




                             ABN AMRO BANK, N.V.,
            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                THE BANK OF NEW YORK, THE BANK OF NOVA SCOTIA,
        BANQUE NATIONALE DE PARIS, CANADIAN IMPERIAL BANK OF COMMERCE,
                 CREDIT SUISSE, FIRST CHICAGO NBD CORPORATION,
                 THE LONG-TERM CREDIT BANK OF JAPAN, LIMITED,
                  MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                     NATIONSBANK OF NORTH CAROLINA, N.A.,
                SOCIETE GENERALE and THE TORONTO-DOMINION BANK,
                              as MANAGING AGENTS





                             ROYAL BANK OF CANADA,
                       as CANADIAN ADMINISTRATIVE AGENT





                                CHEMICAL BANK,
                            as ADMINISTRATIVE AGENT



==============================================================================

                               TABLE OF CONTENTS


                                                                          Page

SECTION 1.  DEFINITIONS....................................................  1
        1.1  Defined Terms.................................................  1
        1.2  Other Definitional Provisions................................. 16

SECTION 2.  THE U.S. COMMITMENTS........................................... 16
        2.1  The U.S. Commitments.......................................... 16
        2.2  Procedure for Borrowing....................................... 17
        2.3  Conversion and Continuation Options........................... 17
        2.4  Minimum Amount of Eurodollar Tranches......................... 18
        2.5  Certain Matters Relating to Eurodollar Loans.................. 18

SECTION 3.  THE CANADIAN COMMITMENTS....................................... 19
        3.1  The Canadian Commitments...................................... 19
        3.2  Procedure for C$ R/C Loan Borrowing........................... 19
        3.3  Bankers' Acceptances.......................................... 20
        3.4  Conversion Option............................................. 22
        3.5  Currency Fluctuations, etc.................................... 23

SECTION 4.  GENERAL PROVISIONS............................................. 24
        4.1  Evidence of Debt.............................................. 24
        4.2  Repayment of Loans............................................ 24
        4.3  Interest Rate and Payment Dates............................... 24
        4.4  Lending Procedures............................................ 25
        4.5  Facility Fees................................................. 26
        4.6  Termination or Reduction of Commitments....................... 26
        4.7  Optional Prepayments.......................................... 26
        4.8  Pro Rata Treatment and Payments............................... 27
        4.9  Computation of Interest and Fees.............................. 27
        4.10  Increased Costs.............................................. 28
        4.11  Changes in Capital Requirements.............................. 29
        4.12  Indemnity.................................................... 30
        4.13  Taxes........................................................ 31
        4.14  Use of Proceeds.............................................. 32
        4.15  Replacement of Banks......................................... 32

SECTION 5.  REPRESENTATIONS AND WARRANTIES................................. 33
        5.1  Financial Condition........................................... 33
        5.2  No Change..................................................... 33
        5.3  Corporate Existence........................................... 33
        5.4  Corporate Authorization; No Violation......................... 34
        5.5  Government Authorization...................................... 34
        5.6  Federal Regulations........................................... 34
        5.7  Enforceable Obligations....................................... 34
        5.8  No Material Litigation........................................ 34
        5.9  Taxes......................................................... 34
        5.10  ERISA........................................................ 35
        5.11  Investment Company Act; Other Regulations.................... 35

                                                                          Page

        5.12  Existing Financial Covenants................................. 35

SECTION 6.  CONDITIONS PRECEDENT........................................... 35
        6.1  Conditions to Effectiveness................................... 35
        6.2  Conditions to Each Loan....................................... 36


SECTION 7.  AFFIRMATIVE COVENANTS.......................................... 37
        7.1  Financial Statements, etc..................................... 37
        7.2  Maintenance of Existence...................................... 38
        7.3  Notices....................................................... 38

SECTION 8.  NEGATIVE COVENANTS............................................. 38
        8.1  Debt to Equity Ratio.......................................... 38
        8.2  Limitation on Fundamental Change.............................. 38
        8.3  Limitation on Liens........................................... 39
        8.4  Additional Covenants.......................................... 40

SECTION 9.  EVENTS OF DEFAULT.............................................. 41

SECTION 10.  THE AGENTS.................................................... 44
        10.1  Appointment.................................................. 44
        10.2  Delegation of Duties......................................... 44
        10.3  Exculpatory Provisions....................................... 44
        10.4  Reliance by Agents and CASC.................................. 44
        10.5  Notice of Default............................................ 45
        10.6  Non-Reliance on Agents, Other Banks and CASC.  .............. 45
        10.7  Indemnification.............................................. 45
        10.8  Agents in their Individual Capacity.......................... 46
        10.9  Successor Agents............................................. 46
        10.10  The Managing Agents......................................... 46


SECTION 11.  GUARANTEE..................................................... 46
        11.1  Guarantee.................................................... 46
        11.2  No Subrogation, Contribution, Reimbursement or Indemnity..... 47
        11.3  Amendments, etc. with respect to the CCCL Obligations........ 47
        11.4  Guarantee Absolute and Unconditional......................... 48
        11.5  Reinstatement................................................ 48
        11.6  Payments..................................................... 48
        11.7  Judgments Relating to Guarantee.............................. 49
        11.8  Independent Obligations...................................... 49

SECTION 12.  MISCELLANEOUS................................................. 50
        12.1  Amendments and Waivers....................................... 50
        12.2  Notices...................................................... 50
        12.3  Clearing Accounts............................................ 51
        12.4  No Waiver; Cumulative Remedies............................... 52

                                                                          Page
        12.5  Survival of Representations and Warranties................... 52
        12.6  Payment of Expenses.......................................... 52
        12.7  Successors and Assigns....................................... 53
        12.8  Right of Set-off............................................. 54
        12.9  Adjustments.................................................. 54
        12.10  New Banks; Commitment Increases; Commitment Reallocations... 55
        12.11  Tax Forms................................................... 56
        12.12  Counterparts................................................ 56
        12.13  Governing Law............................................... 57
        12.14  Submission to Jurisdiction; Waivers......................... 57
        12.15  Integration................................................. 57
        12.16  Judgments Relating to CCCL.................................. 57
        12.17  WAIVERS OF JURY TRIAL....................................... 58


SCHEDULES

SCHEDULE I            Commitments
SCHEDULE II           Existing Financial Covenants

EXHIBITS

EXHIBIT A              Addendum
EXHIBIT B              Closing Certificate
EXHIBIT C-1            Opinion of Simpson Thacher & Bartlett
EXHIBIT C-2            Opinion of General Counsel of CFC
EXHIBIT C-3            Opinion of Canadian Counsel to CCCL
EXHIBIT D-1            Assignment and Acceptance
EXHIBIT D-2            New Bank Supplement
EXHIBIT D-3            Commitment Increase Supplement
EXHIBIT D-4            Commitment Reallocation Supplement
EXHIBIT E              Promissory Note

               SHORT TERM REVOLVING CREDIT AGREEMENT dated as of April 26, 1996 among CHRYSLER FINANCIAL CORPORATION, a Michigan corporation ("CFC"), CHRYSLER CREDIT CANADA LTD. ("CCCL"), a Canadian corporation, the several commercial banks from time to time parties to this Agreement (as more specifically defined below, the "Banks"), ABN AMRO BANK, N.V., BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, THE BANK OF NEW YORK, THE BANK OF NOVA SCOTIA, BANQUE NATIONALE DE PARIS, CANADIAN IMPERIAL BANK OF COMMERCE, CREDIT SUISSE, FIRST CHICAGO NBD CORPORATION, THE LONG-TERM CREDIT BANK OF JAPAN, LIMITED, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, NATIONSBANK OF NORTH CAROLINA, N.A., SOCIETE GENERALE and THE TORONTO-DOMINION BANK, as Managing Agents (in such capacity, the "Managing Agents"), ROYAL BANK OF CANADA, a Canadian chartered bank ("Royal"), as Canadian administrative agent for the C$ Banks (as defined below) hereunder, and CHEMICAL BANK, a New York banking corporation ("Chemical"), as administrative agent for the Banks hereunder.


        The parties hereto hereby agree as follows:


SECTION 1.  DEFINITIONS

               1.1 Defined Terms. As used in this Agreement, the terms defined in the caption to this Agreement shall have the meanings set forth therein, and the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "Acceptance Fee": the fee payable in C$ to each C$ Bank in respect of Bankers' Acceptances computed in accordance with Section 3.3.

               "Accumulated Funding Deficiency": any "accumulated funding deficiency" as defined in Section 302 of ERISA.

               "ACH": an Automated Clearing House.

               "Addendum": an instrument, substantially in the form of Exhibit A, by which a Bank becomes a party to this Agreement.

               "Administrative Agent": Chemical Bank and its affiliates, in their respective capacities as administrative agent for the Banks under this Agreement and arranger of the Commitments, together with any of their respective successors.

               "Affected Bank": as defined in Section 2.5(b).

               "Agents": the collective reference to the Administrative Agent and the Canadian Administrative Agent.

               "Aggregate Canadian Extensions of Credit": with respect to any C$ Bank, at any time, the aggregate principal amount of all C$ Loans (US$ Equivalent) made by such Bank then outstanding.

               "Aggregate U.S. Extensions of Credit": with respect to any US$ Bank, at any time, the aggregate principal amount of all U.S. R/C Loans made by such Bank then outstanding.

               "Agreement": this Short Term Revolving Credit Agreement, as the same may be amended, modified or supplemented from time to time.

               "Applicable BA Discount Rate":

               (a) with respect to any Schedule I C$ Bank, as applicable to a Bankers' Acceptance being purchased by such Schedule I C$ Bank on any day, the average (as determined by the Canadian Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Canadian Administrative Agent by each Schedule I C$ Reference Bank as the percentage discount rate at which such Schedule I C$ Reference Bank would, in accordance with its normal practices, at or about 10:00 A.M., Toronto time, on such day, be prepared to purchase bankers' acceptances accepted by such Schedule I Reference C$ Bank having a maturity date comparable to the maturity date of such Bankers' Acceptance; and

               (b) with respect to any Schedule II C$ Bank, as applicable to a Bankers' Acceptance being purchased by such Schedule II C$ Bank on any day, the average (as determined by the Canadian Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Canadian Administrative Agent by each Schedule II C$ Reference Bank as the percentage discount rate at which such Schedule II C$ Reference Bank would, in accordance with its normal practices, at or about 10:00 A.M., Toronto time, on such day, be prepared to purchase bankers' acceptances accepted by such Schedule II Reference C$ Bank having a maturity date comparable to the maturity date of such Bankers' Acceptance.

               "Applicable Margin": with respect to each Eurodollar Loan or Bankers' Acceptance at any date, the applicable percentage per annum set forth below based upon the Status and U.S. Utilization or Canadian Utilization, as applicable, on such date (provided that if the Commitments have been terminated prior to such date, the U.S. Utilization and Canadian Utilization for such date shall be deemed to be greater than 50%):

                              Level I         Level II       Level III       Level IV        Level V
U.S./Canadian Utilization     Status           Status         Status          Status          Status
- -------------------------     -------         --------       ---------       --------        -------
Less than or equal to
50%:                          0.1500%         0.1900%         0.2500%        0.3250%         0.5500%

Greater than 50%:             0.2750%         0.3150%         0.3750%        0.4500%         0.6750%


               "Assessment Rate": for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Administrative Agent as the then current net annual assessment rate that will be employed in determining amounts payable by Chemical to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or any successor) of time deposits made in Dollars at Chemical's domestic offices.

               "Available Canadian Commitment": as to any C$ Bank, at a particular time, an amount equal to the excess, if any, of (a) the amount of such Bank's Canadian Commitment at such time over (b) the Aggregate Canadian Extensions of Credit of such Bank at such time.

               "Available U.S. Commitment": as to any US$ Bank, at a particular time, an amount equal to the excess, if any, of (a) the amount of such Bank's U.S. Commitment at such time over (b) the Aggregate U.S. Extensions of Credit of such Bank at such time.

               "BA Discount Proceeds": in respect of any Bankers' Acceptance to be purchased by a C$ Bank on any day under Section 3.3, an amount (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing:

               (A)  the face amount of such Bankers' Acceptance; by

               (B)  the sum of one plus the product of:

                       (i) the Applicable BA Discount Rate (expressed as a decimal) applicable to such Bankers' Acceptance; and

                      (ii) a fraction, the numerator of which is the number of days remaining in the term of such Bankers' Acceptance and the denominator of which is 365;

                             with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.

               "Bankers' Acceptance": a bill of exchange denominated in C$ drawn by CCCL and accepted by a C$ Bank pursuant to Section 3.3.

               "Banking Day": in respect of any city, any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in that city.

               "Bank Rate": the upper limit of the Bank of Canada operating band for overnight loans as announced from time to time.

               "Banks": as defined in the caption to this Agreement; provided, that each reference herein to any Bank shall be deemed to be a reference to each US$ Bank and to each C$ Bank unless the context otherwise requires (in which case such reference shall be deemed to be a reference only to each US$ Bank or to each C$ Bank, as applicable).

               "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Effective Federal Funds Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chemical as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced; "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and
        (ii) Statutory Reserves and (b) the

        Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported for such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent clearly demonstrable error) that it is unable to ascertain the Base CD Rate or the Effective Federal Funds Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Effective Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Effective Federal Funds Rate, respectively.

               "Base Rate Loans": U.S. R/C Loans at such time as they bear interest at a rate based upon the Base Rate.

               "Borrowing Date": any Business Day prior to the Termination Date specified in a notice pursuant to Section 2.2, 3.2 or 3.3 as a date on which a Facility Borrower requests Loans to be made hereunder.

               "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, except that, (a) when used in connection with a Eurodollar Loan with respect to which the Eurodollar Rate is determined based upon the Telerate screen in accordance with the definition of Eurodollar Rate, "Business Day" shall mean any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and New York, New York and (b) when used in connection with a C$ Loan, "Business Day" shall mean a day on which banks are open for business in Toronto, Ontario, Canada but excludes Saturday, Sunday and any other day which is a legal holiday in Toronto, Ontario, Canada.

               "C$ Bank": each Bank designated as a "C$ Bank" on Schedule I, as such Schedule may be modified from time to time pursuant to Section
        12.7 or 12.10.

               "C$ Commitment Percentage": as to any C$ Bank at any time, the percentage of the aggregate Canadian Commitments then constituted by such Bank's Canadian Commitment.

               "C$ Loans": the collective reference to C$ R/C Loans and Bankers' Acceptances. For the purposes of this Agreement, the principal amount of any C$ Loan constituting a Bankers' Acceptance shall be deemed to be the face amount of such Bankers' Acceptance.

               "C$ Prime Loans": C$ Loans at such time as they bear interest at a rate based upon the Canadian Prime Rate.

               "C$ R/C Loans": as defined in Section 3.1.

               "Canadian Administrative Agent": Royal, in its capacity as Canadian administrative agent for the C$ Banks under this Agreement, together with any of its successors.

               "Canadian Calculation Date": the Business Day immediately preceding the Effective Date and the last Business Day of each calendar month.

               "Canadian Commitment": as to any C$ Bank, its obligation to make C$ R/C Loans and purchase Bankers' Acceptances to or from CCCL hereunder in an aggregate principal amount (US$ Equivalent) at any one time outstanding not to exceed the amount (expressed in Dollars) set forth opposite such Bank's name on Schedule I, as such amount may be changed from time to time as provided herein.

               "Canadian Dollars" or "C$": lawful currency of Canada.

               "Canadian Exchange Rate": on a particular date, the rate at which C$ may be exchanged into Dollars, determined by reference to the Bank of Canada noon rate as published on the Reuters Screen page BOFC. In the event that such rate does not appear on such Reuters page, the "Canadian Exchange Rate" shall be determined by reference to any other means (as selected by the Canadian Administrative Agent) by which such rate is quoted or published from time to time by the Bank of Canada; provided, that if at the time of any such determination, for any reason, no such exchange rate is being quoted or published, the Canadian Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

               "Canadian Facility Fee": as defined in Section 4.5(b).

               "Canadian Prime Rate": with respect to a C$ Prime Loan, on any day, the greater of (a) the annual rate of interest announced from time to time by Royal as its reference rate then in effect for determining interest rates on C$ denominated commercial loans in Canada and (b) the annual rate of interest equal to the sum of (i) the CDOR Rate and (ii) 0.75% per annum.

               "Canadian Register": as defined in Section 12.7(c).

               "Canadian Reset Date" as defined in Section 3.5(a).

               "Canadian Utilization": with respect to any Utilization Period, the percentage equivalent of a fraction (a) the numerator of which is the average daily principal amount of C$ Loans (US$ Equivalent) outstanding during such Utilization Period and (b) the denominator of which is the average daily amount of the aggregate Canadian Commitments of all C$ Banks during such Utilization Period.

               "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

               "CASC": Chemical Bank Agency Services (and any successor).

               "CCCL Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the C$ Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to CCCL, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the C$ Loans and all other obligations and liabilities of CCCL to any Agent or to any Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to any Agent or to any Bank that are required to be paid by CCCL pursuant to this Agreement) or otherwise.

               "CDOR Rate": on any day, the annual rate of interest which is the rate based on an average 30 day rate applicable to C$ bankers' acceptances appearing on the "Reuters Screen CDOR Page" (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) as of 10:00 A.M., Toronto time, on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided, however, if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be calculated as the arithmetic mean of the 30 day rates applicable to C$ bankers' acceptances quoted by the
        Schedule I C$ Reference Banks as of 10:00 A.M., Toronto time, on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. If less than all of the Schedule I C$ Reference Banks quote the aforementioned rate on the days and at the times described above, the "CDOR Rate" shall be such other rate or rates as the Canadian Administrative Agent and CCCL may agree.

               "CFC Affiliate": any Person that, directly or indirectly, controls or is controlled by or is under common control with CFC (including, without limitation, Chrysler and its subsidiaries, but excluding any Subsidiary). For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities (or other equity interests) of such Person having ordinary voting power or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities (or other equity interests) or by contract or otherwise.

               "Change of Control": any of the following events or circumstances: (a) any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall either (i) acquire beneficial ownership of more than 50% of any outstanding class of common stock of Chrysler having ordinary voting power in the election of directors of Chrysler or (ii) obtain the power (whether or not exercised) to elect a majority of Chrysler's directors or (b) the Board of Directors of Chrysler shall not consist of a majority of Continuing Directors. As used in this definition, "Continuing Directors" shall mean the directors of Chrysler on the Effective Date and each other director of Chrysler, if such other director's nomination for election to the Board of Directors of Chrysler is recommended by a majority of the then Continuing Directors.

               "Chartered Bank": a bank named on Schedule I or Schedule II to the Bank Act (Canada).

               "Chrysler": Chrysler Corporation, a Delaware corporation.

               "Clearing Account": as to any US$ Bank, the bank account designated in its Addendum, or such other bank account as such Bank shall designate in writing to the Administrative Agent from time to time, provided that such other bank account shall be maintained at the office of an ACH member.

               "Code": the Internal Revenue Code of 1986, as amended from time to time.

               "Commercial Bank": (a) with respect to the U.S. Commitments and the U.S. R/C Loans thereunder, any Person (i) licensed to engage in commercial banking business and (ii) which on the date it becomes a Bank (or purchases a participation) hereunder (x) is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (y) is entitled to an exemption from, or is not subject to, United States backup withholding tax and (b) with respect to the Canadian Commitments and the C$ Loans thereunder, any Chartered Bank which (except in the case of participations) has a Related US$ Bank.

               "Commitment": with respect to any Bank, the sum of such Bank's U.S. Commitment and Canadian Commitment.

               "Commitment Percentage": as to any Bank at any time, the percentage of the aggregate Commitments then constituted by such Bank's Commitment.

               "Commitment Period": as to the Commitment of any Bank, the period from and including the Effective Date (or, in the case of an assignee that is not already a Bank and any New Bank, from the date that such Person becomes party to this Agreement as provided in
        Section 12.7 or 12.10, as applicable) to but not including the Termination Date or such earlier date as the Commitments shall terminate as provided herein.

               "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with CFC within the meaning of Section 4001 of ERISA or is part of a group which includes CFC and is treated as a single employer under Section 414 of the Code.

               "Contractual Obligation": as to any Person, any enforceable provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

               "D&P": Duff & Phelps Credit Rating Company and its successors.

               "Debt": at any date, the amount which would appear in accordance with GAAP on a consolidated balance sheet of CFC and its Subsidiaries on such date opposite the heading "debt" (or any similar item).

               "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, lapse of time, or both, or the happening of any other condition, has been satisfied.

               "Designated Canadian Commitment Amount": with respect to each C$ Bank at a particular time, the Designated Canadian Percentage of such C$ Bank's Canadian Commitment then in effect; provided, that in the event that C$ Loans shall be outstanding after the Canadian Commitments shall have been terminated, the "Designated Canadian Commitment Amount" of such C$ Bank, on any day, shall be deemed to equal the Designated Canadian Percentage of the aggregate principal amount of the C$ Loans (US$ Equivalent) made by such C$ Bank outstanding on such day.

               "Designated Canadian Percentage": a percentage which may be specified by each C$ Bank, and may be changed from time to time, by written notice to each Facility Borrower and each Agent; provided, that if no such percentage has been so specified, such percentage shall be deemed to be zero. Each such notice shall, unless otherwise agreed by each Facility Borrower, be furnished within a 30-day period commencing on the Effective Date or commencing on an anniversary of the Effective Date.

               "Dollars" or "$": lawful currency of the United States of America.

               "Domestic Subsidiary": any Subsidiary other than a Foreign Subsidiary.

               "Effective Date": subject to satisfaction of the conditions specified in Section 6.1, April 26, 1996.

               "Effective Federal Funds Rate": for any day, the weighted average of the rates on overnight Federal funds transactions between members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

               "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

               "Equity": at any date, the amount which would appear in accordance with GAAP on a consolidated balance sheet of CFC and its Subsidiaries on such date opposite the heading "total shareholders' investment" (or any similar item).

               "Eurodollar Loan": any U.S. Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

               "Eurodollar Rate": in the case of any Eurodollar Loan, with respect to each day during each Interest Period (other than any seven-day Interest Period) pertaining to such Eurodollar Loan, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period, provided, that in the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the "Eurodollar Rate" shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and CFC. In the absence of such agreement, and in the case of any seven-day Interest Period pertaining to such Eurodollar Loan, the "Eurodollar Rate" shall instead be the rate per annum equal to the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the respective rates notified to the Administrative Agent by each of the Eurodollar Reference Banks as the rate at which such Eurodollar Reference Bank is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of the relevant Interest Period, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

               "Eurodollar Reference Banks": Chemical, Royal and Swiss Bank Corporation; provided, that, for the purposes of determining the Eurodollar Rate with respect to any seven-day Interest Period, Chemical shall be the sole Eurodollar Reference Bank.

               "Eurodollar Tranche": the collective reference to Eurodollar Loans having the same Interest Period, whether or not originally made on the same day.

               "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or the happening of any other condition, has been satisfied.

               "Excess U.S. Utilization Period": any Utilization Period with respect to which the U.S. Utilization exceeds 50%.

               "Existing Agreements": the collective reference to (a) the Long Term Revolving Credit Agreement dated as of May 1, 1995 among CFC, CCCL, the banks parties thereto, Royal, as Canadian Administrative Agent, and Chemical, as Administrative Agent and (b) the Short Term Revolving Credit Agreement dated as of May 1, 1995 among CFC, CCCL, the banks parties thereto, Royal, as Canadian Administrative Agent, and Chemical, as Administrative Agent.

               "Facility Borrowers": the collective reference to CFC and CCCL.

               "Facility Fee": any U.S. Facility Fee or Canadian Facility Fee.

               "Facility Fee Rate": for any day, the rate per annum set forth below opposite the Status in effect on such day:

                                           Facility Fee
                   Status                      Rate
                   ------                  ------------
               Level I Status                 0.0500%

               Level II Status                0.0600%

               Level III Status               0.1000%

               Level IV Status                0.1250%

               Level V Status                 0.2000%


               "Federal Reserve Board": the Board of Governors of the Federal Reserve System of the United States.

               "Final Date": the later of (a) the Termination Date and (b) the date on which all of the Loans shall have been paid in full.

               "Finance Business": (a) the small loan, personal finance, consumer finance or installment credit business (including the business of making collateral loans secured by credit obligations or personal property), (b) the sales finance business and the business of purchasing and selling notes and accounts receivable (whether or not repayable in installments) and interests therein, (c) the commercial financing and factoring business as generally conducted, including the leasing of tangible personal property, and (d) any business (including, without limitation, securitization and other receivables-based transactions) related to or conducted in connection with any business of the character referred to in the foregoing clauses (a), (b) and (c) other than insurance underwriting.

               "Finance-Related Insurance Business": the business of (a) insuring articles and merchandise the sale or leasing of which is financed in the ordinary course of the Finance Business, (b) insuring the lives of individuals who are liable for the payment of the amounts owing on such sales or leases and writing accident and health insurance on such individuals, (c) automobile dealership property, liability, workers compensation and related insurance, (d) motor vehicle physical damage and liability insurance, and such other insurance business that is not described in clause (a), (b), (c) or
        (d) above to the extent that such insurance business does not produce at any time aggregate premiums written (net of reinsurance ceded) by all Subsidiaries in an amount greater than 50% of the aggregate amount of all premiums written (net of reinsurance ceded) at such time in all of the insurance business of such Subsidiaries.

               "Finance Subsidiary": any Domestic Subsidiary that is engaged primarily in the Finance Business.

               "Fitch": Fitch Investors Service, Inc. and its successors.

               "Foreign Subsidiary": any Subsidiary that (a) is organized under the laws of any jurisdiction outside the United States of America, Puerto Rico and Canada, or (b) conducts the major portion of its business outside the United States of America, Puerto Rico and Canada.

               "GAAP": generally accepted accounting principles in the United States of America (and, to the extent applicable, Canada) in effect from time to time, except that for the purposes of determining compliance with the covenants set forth in Section 8, "GAAP" shall mean generally accepted accounting principles in the United States of America (and, to the extent applicable, Canada) in effect on December 31, 1995 applied consistently with those used in compiling the financial statements included in the 1995 Annual Report.

               "Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Indebtedness": as applied to any Person at any date, (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services which would appear on a consolidated balance sheet of such Person (or, in the case of CFC and its Subsidiaries, CFC) prepared in accordance with GAAP, (b) obligations of such Person under leases which appear as capital leases on a consolidated balance sheet of such Person prepared in accordance with GAAP and (c) any withdrawal obligation of such Person or any Commonly Controlled Entity thereof to a Multiemployer Plan.

               "Initial Offered Canadian Commitment Amount": with respect to each C$ Bank, the amount specified opposite such Bank's name on
        Schedule I in the column captioned "Initial Offered Canadian Commitment Amount", which amount shall equal 25% of the aggregate Canadian commitment amount offered by such Bank in connection with the initial syndication of the Canadian Commitments and the initial syndication of the "Canadian Commitments" under the Long Term Revolving Credit Agreement.

               "Interest Period": with respect to any Eurodollar Tranche:

                       (i) initially, the period commencing on the borrowing
               or conversion date, as the case may be, with respect to such Eurodollar Tranche and ending seven days or one, two, three or six months thereafter, as selected by CFC in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                      (ii) thereafter, each period commencing on the last day
               of the next preceding Interest Period applicable to such Eurodollar Tranche and ending seven days or one, two, three or six months thereafter, as selected by CFC by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto (or, if no such period is specified, ending one month thereafter);

        provided that, the foregoing provisions are subject to the following:

                      (A) if any Interest Period would otherwise end on a day
               which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                      (B) no Interest Period may be selected by CFC if such
               Interest Period would end after the Maturity Date; and

                      (C) any Interest Period of at least one month's duration
               that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month.

               "Level": any of Level I, Level II, Level III, Level IV or Level
        V.

               "Level I": any of the following long-term senior unsecured debt ratings: A+ or better by S&P, A1 or better by Moody's, A+ or better by D&P or A+ or better by Fitch.

               "Level II": any of the following long-term senior unsecured debt ratings: A or A- by S&P, A2 or A3 by Moody's, A or A- by D&P or A or A- by Fitch.

               "Level III": any of the following long-term senior unsecured debt ratings: BBB+ or BBB by S&P, Baa1 or Baa2 by Moody's, BBB+ or BBB by D&P or BBB+ or BBB by Fitch.

               "Level IV": any of the following long-term senior unsecured debt ratings: BBB- by S&P, Baa3 by Moody's, BBB- by D&P or BBB- by Fitch.

               "Level V": any of the following long-term senior unsecured debt ratings: BB+ or lower (or unrated) by S&P, Ba1 or lower (or unrated) by Moody's, BB+ or lower (or unrated) by D&P or BB+ or lower (or unrated) by Fitch.

               "Lien": with respect to any property of any Person, any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest of any kind in or with respect to such property (including, without limitation, any conditional sale or other title retention agreement, and any financing lease under which such Person is lessee having substantially the same economic effects as any of the foregoing).

               "Loans": the collective reference to the U.S. R/C Loans and the C$ Loans.

               "Local Time": (a) in the case of matters relating to U.S. R/C Loans, New York City time, and (b) in the case of matters relating to C$ Loans, Toronto time.

               "Long Term Revolving Credit Agreement": (a) the Long Term Revolving Credit Agreement, dated as of April 26, 1996, among CFC, CCCL, the financial institutions from time to time parties thereto, the Managing Agents parties thereto, Royal Bank of Canada, as Canadian administrative agent, and Chemical Bank, as administrative agent, as amended, supplemented, or otherwise modified from time to time, or (b) if such Revolving Credit Agreement is refinanced, refunded or otherwise replaced by another bank revolving credit agreement, such agreement, as amended, supplemented or otherwise modified from time to time.

               "Material Indebtedness": any item or related items of Indebtedness (or, in the case of any revolving credit facility, any commitments) having an aggregate principal amount of at least $100,000,000 (or the equivalent thereof in any other currency).

               "Maturity Date": the date which is the second anniversary of the Termination Date.

               "Moody's": Moody's Investors Service, Inc. and its successors.

               "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

               "New Bank": as defined in Section 12.10(a).

               "1995 Annual Report": CFC's annual report to stockholders for the fiscal year ended December 31, 1995.

               "Other Taxes": as defined in Section 4.13(a).

               "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor corporation.

               "Person": an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

               "Plan": any pension plan which is covered by Title IV of ERISA and in respect of which CFC or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

               "Prohibited Transaction": any "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code.

               "Rating Agencies": the collective reference to D&P, Fitch, Moody's and S&P.

               "Real Estate Business": the acquisition, development, leasing, financing, management, maintenance and disposition of real property, including, without limitation, automotive dealership facilities and dealership site control arrangements.

               "Reference Banks": the collective reference to the Eurodollar Reference Banks, the Schedule I C$ Reference Banks and the Schedule II C$ Reference Banks.

               "Registers": the collective reference to the U.S. Register and the Canadian Register.

               "Related C$ Bank": as defined in the definition of "US$ Bank Combined Commitment".

               "Related US$ Bank": as defined in the definition of "US$ Bank Combined Commitment".

               "Reportable Event": any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

               "Required Banks": at any date, Banks having at least 51% of the aggregate amount of the Commitments at such date or, if the Commitments have been terminated or for the purposes of determining whether to accelerate the Loans pursuant to Section 9, the holders of at least 51% of the outstanding principal amount of the Loans (US$ Equivalent).

               "Required Canadian Banks": at any date, C$ Banks having at least 51% of the aggregate amount of the Canadian Commitments at such date.

               "Required U.S. Banks": at any date, US$ Banks having at least 51% of the aggregate amount of the U.S. Commitments at such date.

               "Requirement of Law": as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

               "Responsible Officer": at any particular time, the Chairman of the Board of Directors, the President, the chief financial officer, the Vice President-Corporate Finance and Development, the Treasurer or the Controller of CFC or CCCL, as the case may be.

               "S&P": Standard & Poor's Ratings Services, and its successors.

               "Schedule I C$ Bank": any C$ Bank named on Schedule I to the Bank Act (Canada).

               "Schedule I Reference C$ Banks": the collective reference to Royal, Canadian Imperial Bank of Commerce and The Bank of Nova Scotia.

               "Schedule II C$ Bank": any C$ Bank named on Schedule II to the Bank Act (Canada).

               "Schedule II Reference C$ Banks": the collective reference to Chemical Bank of Canada, Credit Suisse Canada, Banque Nationale de Paris (Canada) and The Dai-Ichi Kangyo Bank (Canada).

               "Significant Subsidiary": at the time of any determination thereof, (a) CCCL, (b) any other Finance Subsidiary and (c) any other Subsidiary of CFC the assets of which constitute at least 5% of the consolidated assets of CFC and its Subsidiaries as stated on the consolidated financial statements of CFC and its Subsidiaries for the most recently ended fiscal quarter of CFC, provided, that the term "Significant Subsidiary" shall not include any Special Purpose Subsidiary.

               "Single Employer Plan": any Plan which is not a Multiemployer
        Plan.

               "Special Purpose Subsidiary": any Subsidiary created for the sole purpose of purchasing assets from CFC or any Finance Subsidiary with the intention and for the purpose of using such assets in a securitization transaction.

               "Status": the existence of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status, as the case may be. For the purposes of this definition, "Status" will be set at the lowest Level assigned to CFC by any Rating Agency, unless only one Rating Agency has assigned such Level to CFC, in which case CFC's Status will be set at the second lowest Level assigned to CFC by any Rating Agency.

               "Statutory Reserves": a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum applicable reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority to which Chemical is subject with respect to the Base CD Rate (as such term is used in the definition of "Base Rate"), for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

               "Subsidiary": any corporation of which CFC or one or more Subsidiaries or CFC and one or more Subsidiaries shall at the time own shares of any class or classes (however designated) having voting power for the election of at least a majority of the members of the board of directors (or other governing body) of such corporation.

               "Taxes":  as defined in Section 4.13(a).

               "Termination Date": the date which is 364 days after the Effective Date, or, if such day is not a Business Day, the next preceding Business Day.

               "Type": as to any U.S. R/C Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

               "US$ Bank": each Bank designated as a "US$ Bank" on Schedule I, as such Schedule may be modified from time to time pursuant to Section
        12.7 or 12.10.

               "US$ Bank Combined Commitment": as to any US$ Bank, the sum of
        (a) such Bank's U.S. Commitment and (b) if such Bank has a Related C$ Bank, such Related C$ Bank's Canadian Commitment; provided, that in the event that Loans shall be outstanding after the Commitments shall have been terminated, the "US$ Bank Combined Commitment" of each US$ Bank, on any day, shall be deemed to equal the aggregate principal amount of the Loans (US$ Equivalent) made by such Bank (or, if applicable, such Bank's Related C$ Bank), outstanding on such day. For the purposes of this Agreement, (i) "Related C$ Bank" means, with respect to any US$ Bank, as applicable, either (x) such Bank in its capacity as a C$ Bank or (y) any subsidiary, affiliate, branch or agency of such Bank which is a C$ Bank and (ii) "Related US$ Bank" means, with respect to any C$ Bank, as applicable, either (x) such Bank in its capacity as a US$ Bank or (y) any subsidiary, affiliate, branch or agency of such Bank which is a US$ Bank.

               "US$ Bank Net Combined Commitment": with respect to each US$ Bank, an amount equal to such US$ Bank's US$ Bank Combined Commitment minus, in the case of each US$ Bank that has a Related C$ Bank, such Related C$ Bank's Designated Canadian Commitment Amount.

               "US$ Equivalent": on any date of determination, with respect to any amount in Canadian Dollars, the equivalent in Dollars of such amount, determined by the relevant Agent using the Canadian Exchange Rate then in effect with respect thereto as determined pursuant to
        Section 3.5.

               "U.S. Commitment": as to any US$ Bank, its obligation to make U.S. R/C Loans to CFC hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank's name on Schedule I, as such amount may be changed from time to time as provided herein.

               "U.S. Commitment Percentage": as to any US$ Bank at any time, the percentage of the aggregate U.S. Commitments then constituted by such Bank's U.S. Commitment.

               "U.S. Facility Fee": as defined in Section 4.5(a).

               "U.S. R/C Loans": as defined in Section 2.1(a).

               "U.S. Register": as defined in Section 12.7(c).

               "U.S. Utilization": for any Utilization Period, with respect to the U.S. Commitments, the percentage equivalent of a fraction (a) the numerator of which is the average daily principal amount of U.S. R/C Loans outstanding during such Utilization Period and (b) the denominator of which is the average daily amount of the aggregate U.S. Commitments of all US$ Banks during such Utilization Period.

               "Utilization Period": (a) each fiscal quarter of CFC and (b) any portion of a fiscal quarter of CFC ending on the Final Date.

               1.2 Other Definitional Provisions. (a) Unless otherwise specified, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

               (b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to CFC and its Subsidiaries not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

               (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, schedule and exhibit references are to this Agreement unless otherwise specified.


SECTION 2.  THE U.S. COMMITMENTS

               2.1 The U.S. Commitments. (a) Subject to the terms and conditions hereof, each US$ Bank severally agrees to make revolving credit loans ("U.S. R/C Loans") to CFC from time to time during the Commitment Period. During the Commitment Period, CFC may use the U.S. Commitment of each US$ Bank by borrowing, prepaying or repaying the U.S. R/C Loans of such

Bank, in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof; provided that no U.S. R/C Loans may be made on or after the Termination Date (it being understood that continuations and conversions of outstanding U.S. R/C Loans shall be permitted on and after the Termination Date in accordance with Section 2.3). Notwithstanding anything to the contrary contained in this Agreement, in no event may U.S. R/C Loans be borrowed under this Section 2.1 if, after giving effect thereto and the application of the proceeds thereof, the aggregate principal amount of U.S. R/C Loans made by any US$ Bank then outstanding would exceed such Bank's U.S. Commitment.

               (b) U.S. R/C Loans may be Base Rate Loans or Eurodollar Loans, as determined by CFC and notified to the Administrative Agent in accordance with Section 2.2.

               2.2 Procedure for Borrowing. CFC may borrow under Section 2.1 during the Commitment Period on any Business Day, provided that CFC shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, and (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) specifying (A) the amount to be borrowed, (B) the requested Borrowing Date, (C) the Type(s) of U.S. R/C Loans to be borrowed, and (D) the length of the Interest Period for any Eurodollar Loan. Upon receipt of such notice, the Administrative Agent shall promptly notify each US$ Bank thereof. Not later than 2:00 P.M., New York City time, on the Borrowing Date specified in such notice, each US$ Bank shall (subject to Section 12.3(b)) deposit in its Clearing Account an amount in immediately available funds equal to the amount of the U.S. R/C Loan to be made by such Bank pursuant to Section 2.1. The Administrative Agent shall, pursuant to
Section 12.3(a), cause such amount to be withdrawn from each such Clearing Account and shall make the aggregate amount so withdrawn available to CFC by depositing the proceeds thereof in the account of CFC with the Administrative Agent on the date such Loans are made for transmittal by the Administrative Agent upon CFC's request. Each borrowing pursuant to Section 2.1 shall be in an aggregate principal amount of the lesser of (i) $50,000,000 or an integral multiple of $1,000,000 in excess thereof or (ii) the then aggregate Available U.S. Commitments.

               2.3 Conversion and Continuation Options. (a) CFC may elect from time to time to convert Eurodollar Loans to Base Rate Loans, by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. CFC may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each US$ Bank thereof. All or any part of outstanding Eurodollar Loans and Base Rate Loans may be converted as provided herein, provided that (i) no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required U.S. Banks have determined in its or their sole discretion that such conversion is not appropriate and (ii) no Base Rate Loan may be converted into a Eurodollar Loan after the date that is seven days prior to the Maturity Date.

               (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by CFC giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required U.S. Banks have determined in its or their sole discretion that such continuation is not appropriate or (ii) after the date that is seven days prior to the Maturity Date and provided, further, that if CFC shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any notice given by CFC pursuant to this Section 2.3(b), the Administrative Agent shall promptly notify each US$ Bank thereof.

               2.4 Minimum Amount of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, payments, prepayments, continuations and conversions of U.S. R/C Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising any Eurodollar Tranche shall not be less than $50,000,000.

               2.5 Certain Matters Relating to Eurodollar Loans. (a) In the event that (i) the Administrative Agent determines (which determination shall be conclusive and binding upon CFC) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate in respect of any Eurodollar Loans, or (ii) the Required U.S. Banks determine (which determination shall be conclusive and binding upon CFC) and shall notify the Administrative Agent that the rates of interest referred to in the definition of "Eurodollar Rate" as the basis upon which the rate of interest for Eurodollar Loans is to be determined do not adequately cover the cost to the US$ Banks of making or maintaining Eurodollar Loans, in each case with respect to any proposed U.S. R/C Loan that CFC has requested be made as a Eurodollar Loan, the Administrative Agent shall forthwith give facsimile transmission or other written notice of such determination to CFC and the US$ Banks at least one Business Day prior to the requested Borrowing Date for such Eurodollar Loan. If such notice is given, any requested borrowing of a Eurodollar Loan shall be made as a Base Rate Loan. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made.

               (b) Upon notice from any Affected Bank (as hereinafter defined), CFC shall pay to the Administrative Agent for the account of such Affected Bank an additional amount for each Eurodollar Loan of such Affected Bank, payable on the last day of the Interest Period with respect thereto, equal to

                    P X [[R / (1.00 - r)] - R] X [T / 360]


    Where P =  the principal amount of such Eurodollar Loan of such Bank;

               R = the Eurodollar Rate (expressed as a decimal) for such Interest Period;

               T = the number of days in such Interest Period during which such Bank was an "Affected Bank"; and

               r = the aggregate of rates (expressed as a decimal) of reserve requirements ("Reserve Requirements") current on the date two Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System.

               The term "Affected Bank" shall mean any US$ Bank party to this Agreement that (i) is (x) organized under the laws of the United States or any State thereof or (y) a bank organized under laws other than those of the United States of America or a State thereof that is funding its Eurodollar Loans through a branch or agency located in the United States of America and
(ii) is subject to actual Reserve Requirements in respect of its Eurodollar Loans. Each US$ Bank agrees to notify the Administrative Agent promptly upon becoming an Affected Bank, and of any subsequent change of status, disclosing the effective date of such change.

               (c) Upon the occurrence of any of the events specified in
Section 2.5(a), each US$ Bank whose Eurodollar Loans are affected by any such event agrees that it will transfer its Eurodollar Loans affected by any such event to another branch office (or, if such Bank so elects, to an affiliate) of such Bank, provided that such transfer shall be made only if such Bank shall have determined in good faith (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that, (i) on the basis of existing circumstances, such transfer will avoid such events and will not result in any additional costs, liabilities or expenses to such Bank or to CFC and (ii) such transfer is otherwise consistent with the interests of such Bank.


SECTION 3.  THE CANADIAN COMMITMENTS

               3.1 The Canadian Commitments. Subject to the terms and conditions hereof, each C$ Bank severally agrees to make revolving credit loans ("C$ R/C Loans") (which shall be C$ Prime Loans) to, and to accept Bankers' Acceptances from, CCCL from time to time during the Commitment Period. During the Commitment Period, CCCL may use the Canadian Commitment of each C$ Bank by borrowing, prepaying or repaying the C$ R/C Loans or Bankers' Acceptances of such Bank, in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof; provided that no C$ R/C Loans or Bankers' Acceptances may be made or accepted on or after the Termination Date (it being understood that continuations and conversions of outstanding C$ R/C Loans and Bankers' Acceptances shall be permitted on and after the Termination Date in accordance with Section 3.4). Notwithstanding anything to the contrary contained in this Agreement, in no event may C$ R/C Loans or Bankers' Acceptances be borrowed or issued under this Section 3.1 if, after giving effect thereto and the application of the proceeds thereof, the Aggregate Canadian Extensions of Credit of any C$ Bank then outstanding would exceed such C$ Bank's Canadian Commitment.

               3.2 Procedure for C$ R/C Loan Borrowing. CCCL may borrow C$ R/C Loans during the Commitment Period on any Business Day, provided that CCCL shall give the Canadian Administrative Agent irrevocable notice (which notice must be received by the Canadian Administrative Agent prior to 12:00 noon, Toronto time, one Business Day prior to the requested Borrowing Date, specifying (a) the amount to be borrowed and (b) the requested Borrowing Date. Upon receipt of such notice, the Canadian Administrative Agent shall promptly notify each C$ Bank thereof. Not later than 2:00 P.M., Toronto time, on the Borrowing Date specified in such notice, each C$ Bank shall make the amount of its share of such borrowing available to the Canadian Administrative Agent for the account of CCCL at the office of the Canadian Administrative Agent specified in Section 12.2 and in funds immediately available to the Canadian Administrative Agent. Each borrowing pursuant to this Section 3.2 shall be in an aggregate principal amount of the lesser of

(i) C$5,000,000 or an integral multiple of C$100,000 in excess thereof or (ii) the amount in C$ which has a US$ Equivalent equal to the then aggregate Available Canadian Commitments.

               3.3 Bankers' Acceptances. (a) CCCL may issue Bankers' Acceptances denominated in C$, for purchase by the C$ Banks, each in accordance with the provisions of this Section 3.3.

               (b) Procedures.

               (i) Notice. CCCL shall notify the Canadian Administrative Agent by irrevocable written notice by 10:00 A.M., Toronto time, one Business Day prior to the Borrowing Date in respect of any borrowing by way of Bankers' Acceptances.

               (ii) Minimum Borrowing Amount. Each borrowing by way of Bankers' Acceptances shall be in a minimum aggregate face amount of C$10,000,000.

               (iii) Face Amounts. The face amount of each Bankers' Acceptance shall be C$100,000 or any integral multiple thereof.

               (iv) Term. Bankers' Acceptances shall be issued and shall mature on a Business Day. Each Bankers' Acceptance shall have a term of at least 30 days and not more than 365 days excluding days of grace and shall mature on or before the Maturity Date and shall be in form and substance reasonably satisfactory to each C$ Bank. Notwithstanding the foregoing sentence, Bankers' Acceptances may from time to time be issued for a term of seven days if each C$ Bank agrees at such time to accept Bankers' Acceptances with such term in the amount determined by the Canadian Administrative Agent in respect of such Bank in accordance with Section 3.3(b)(vii).

               (v) Bankers' Acceptances in Blank. To facilitate the acceptance of Bankers' Acceptances under this Agreement, CCCL shall, upon execution of this Agreement and from time to time as required, provide to the Canadian Administrative Agent drafts, in form satisfactory to the Canadian Administrative Agent, duly executed and endorsed in blank by CCCL in quantities sufficient for each C$ Bank to fulfill its obligations hereunder. In addition, CCCL hereby appoints each C$ Bank as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such C$ Bank, blank forms of Bankers' Acceptances. CCCL recognizes and agrees that all Bankers' Acceptances signed and/or endorsed on its behalf by a C$ Bank shall bind CCCL as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of CCCL. Each C$ Bank is hereby authorized to issue such Bankers' Acceptances endorsed in blank in such face amounts as may be determined by such Bank provided that the aggregate amount thereof is equal to the aggregate amount of Bankers' Acceptances required to be accepted by such Bank. No C$ Bank shall be responsible or liable for its failure to accept a Bankers' Acceptance if the cause of such failure is, in whole or in part, due to the failure of CCCL to provide duly executed and endorsed drafts to the Canadian Administrative Agent on a timely basis nor shall any C$ Bank be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except loss or improper use arising by reason of the gross negligence or willful misconduct of such Bank, its officers, employees, agents or representatives. Each C$ Bank shall maintain a record with respect to Bankers' Acceptances (i) received by it from the Canadian Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted by it hereunder, (iv) purchased by it hereunder and (v) cancelled at their respective maturities. Each C$ Bank further agrees to retain such records in the manner and for the statutory periods provided in the various Canadian provincial or federal statutes and regulations which apply to such Bank.

               (vi) Execution of Bankers' Acceptances. Drafts of CCCL to be accepted as Bankers' Acceptances hereunder shall be duly executed on behalf of CCCL. Notwithstanding that any person whose signature appears on any Bankers' Acceptance as a signatory for CCCL may no longer be an authorized signatory for CCCL at the date of issuance of a Bankers' Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers' Acceptance so signed shall be binding on CCCL.

               (vii) Issuance of Bankers' Acceptances. Promptly following receipt of a notice of borrowing by way of Bankers' Acceptances, the Canadian Administrative Agent shall so advise the C$ Banks and shall advise each C$ Bank of the face amount of each Bankers' Acceptance to be accepted by it and the term thereof. The aggregate face amount of Bankers' Acceptances to be accepted by a C$ Bank shall be determined by the Canadian Administrative Agent by reference to the respective Canadian Commitments of the C$ Banks, except that, if the face amount of a Bankers' Acceptance, which would otherwise be accepted by a C$ Bank, would not be C$100,000 or an integral multiple thereof, such face amount shall be increased or reduced by the Canadian Administrative Agent in its sole and unfettered discretion to the nearest integral multiple of C$100,000.

               (viii) Acceptance of Bankers' Acceptances. Each Bankers' Acceptance to be accepted by a C$ Bank shall be accepted at such Bank's office referred to in its Addendum.

               (ix) Purchase of Bankers' Acceptances. On the relevant Borrowing Date, each C$ Bank shall purchase from CCCL, at the Applicable BA Discount Rate, any Bankers' Acceptance accepted by it and provide to the Canadian Administrative Agent the BA Discount Proceeds for the account of CCCL. The Acceptance Fee payable by CCCL to such Bank under Section 3.3(d) in respect of each Bankers' Acceptance accepted and purchased by such Bank shall be set off against the BA Discount Proceeds payable by such Bank under this
        Section 3.3(b)(ix).

               (x) Sale of Bankers' Acceptances. Each C$ Bank may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers' Acceptances accepted and purchased by it.

               (xi) Waiver of Presentment and Other Conditions. CCCL waives presentment for payment and any other defense to payment of any amounts due to a C$ Bank in respect of a Bankers' Acceptance accepted by it pursuant to this Agreement which might exist solely by reason of such Bankers' Acceptance being held, at the maturity thereof, by such Bank in its own right and CCCL agrees not to claim any days of grace if such Bank as holder sues CCCL on the Bankers' Acceptances for payment of the amount payable by CCCL thereunder.

               (c) With respect to each Bankers' Acceptance, CCCL shall give irrevocable telephone or written notice (or such other method of notification as may be agreed upon between the Canadian Administrative Agent and CCCL) to the Canadian Administrative Agent at or before 2:00 P.M., Toronto time, two Business Days prior to the maturity date of such Bankers' Acceptance followed by written confirmation electronically transmitted to the Canadian Administrative Agent on the same day, of CCCL's intention to issue a Bankers' Acceptance on such maturity date (a "Refunding Bankers'

Acceptance") to provide for the payment of such maturing Bankers' Acceptance (it being understood that payments by CCCL and fundings by the C$ Banks in respect of each maturing Bankers' Acceptance and the related Refunding Bankers' Acceptance shall be made on a net basis reflecting the difference between the face amount of such maturing Bankers' Acceptance and the BA Discount Proceeds (net of the applicable Acceptance Fee) of such Refunding Bankers' Acceptance). Any repayment of Bankers' Acceptances must be made at or before 12:00 noon, Toronto time, on the respective maturity dates of such Bankers' Acceptances. If CCCL fails to give such notice, CCCL shall be deemed to have repaid such maturing Bankers' Acceptances with funds obtained by way of C$ R/C Loans commencing on the maturity date of such maturing Bankers' Acceptances.

               (d) An Acceptance Fee shall be payable by CCCL to each C$ Bank in advance (in the manner specified in Section 3.3(b)(ix)) upon the issuance of a Bankers' Acceptance to be accepted by such Bank calculated at the rate per annum equal to the Applicable Margin, such Acceptance Fee to be calculated on the face amount of such Bankers' Acceptance and to be computed on the basis of the number of days in the term of such Bankers' Acceptance. Subject to the additional amounts payable under Section 3.3(e), the amount of Acceptance Fees to be paid as specified above shall be the amount which would be due and payable if the Canadian Utilization for the term of the relevant Bankers' Acceptance was less than 50%.

               (e) On the first Business Day following the last day of each Utilization Period, CCCL shall pay to the Canadian Administrative Agent, for the ratable benefit of the C$ Banks an additional amount on account of Acceptance Fees in respect of each Bankers' Acceptance outstanding during such Utilization Period equal to an amount calculated by multiplying:

          (A) a fraction, the numerator of which is the number of days in the term of the Bankers' Acceptance in such Utilization Period and the denominator of which is the number of days in the term of the Bankers' Acceptance; by

          (B) the excess (if any) of (A) the amount of Acceptance Fees which would have been payable in respect of such Bankers' Acceptance had the Canadian Utilization at the time of the issuance of such Bankers' Acceptance been the same as the actual Canadian Utilization during such Utilization Period, over (B) the amount of Acceptance Fees which actually were paid in respect of such Bankers' Acceptance.

               (f) Upon the occurrence of any Event of Default, and in addition to any other rights or remedies of any C$ Bank and the Canadian Administrative Agent hereunder, any C$ Bank or the Canadian Administrative Agent as and by way of collateral security (or such alternate arrangement as may be agreed upon by CCCL and such Bank or the Canadian Administrative Agent, as applicable) shall be entitled to deposit and retain in an account to be maintained by the Canadian Administrative Agent (bearing interest at the Canadian Administrative Agent's rates as may be applicable in respect of other deposits of similar amounts for similar terms) amounts which are received by such Bank or the Canadian Administrative Agent from CCCL hereunder or as proceeds of the exercise of any rights or remedies of any C$ Bank or the Canadian Administrative Agent hereunder against CCCL, to the extent such amounts may be required to satisfy any contingent or unmatured obligations or liabilities of CCCL to the C$ Banks or the Canadian Administrative Agent, or any of them hereunder.

               3.4 Conversion Option. Subject to the provisions of this Agreement, CCCL may, prior to the Maturity Date, effective on any Business Day, convert, in whole or in part, C$ R/C Loans into Bankers' Acceptances or vice versa upon giving to the Canadian Administrative Agent prior irrevocable telephone or written notice within the notice period and in the form which would be required to be given to the Canadian Administrative Agent in respect of the category of C$ Loan into which the outstanding C$ Loan is to be converted in accordance with the provisions of Section 3.2 or 3.3, as applicable, followed by written confirmation on the same day, provided that:

          (A) no C$ R/C Loan may be converted into a Bankers' Acceptance when any Event of Default has occurred and is continuing and the Canadian Administrative Agent has or the Required C$ Banks have determined in its or their sole discretion that such conversion is not appropriate;

          (B) each conversion to Bankers' Acceptances shall be for a minimum aggregate amount of C$10,000,000 (and whole multiples of C$100,000 in excess thereof) and each conversion to C$ R/C Loans shall be in a minimum aggregate amount of C$5,000,000; and

          (C) Bankers' Acceptances may be converted only on the maturity date of such Bankers' Acceptances and, provided that, if less than all Bankers' Acceptances are converted, then after such conversion not less than C$10,000,000 (and whole multiples of C$100,000 in excess thereof) shall remain as Bankers' Acceptances.

               3.5 Currency Fluctuations, etc. (a) No later than 2:00 P.M., Toronto time, on each Canadian Calculation Date, the Canadian Administrative Agent shall (i) determine the Canadian Exchange Rate as of such date and (ii) give notice thereof to CFC and CCCL. The Canadian Exchange Rate so determined shall become effective on the first Business Day immediately following the relevant Canadian Calculation Date (a "Canadian Reset Date") and shall remain effective until the next succeeding Canadian Reset Date.

               (b) No later than 2:00 P.M., New York City time, on each Canadian Reset Date and each Borrowing Date in respect of C$ Loans, the Canadian Administrative Agent shall (i) determine the US$ Equivalent of the C$ Loans then outstanding (after giving effect to any C$ Loans to be made or repaid on such date) and (ii) notify CFC and CCCL of the results of such determination.

               (c) If, on any Canadian Reset Date (after giving effect to (i) any C$ Loans to be made or repaid on such date and (ii) any increase or decrease in any Canadian Commitment pursuant to Section 12.10 effective on such date of which the Canadian Administrative Agent has received notice), the Aggregate Canadian Extensions of Credit of any C$ Bank exceed the Canadian Commitment of such Bank, then, within ten Business Days after notice thereof from the Canadian Administrative Agent, (i) CCCL shall reduce the aggregate C$ Loans (which reduction, in the case of Bankers' Acceptances, may be effected by cash collateralization thereof on terms reasonably satisfactory to each C$
Bank) and/or (ii) CFC shall increase the Canadian Commitments pursuant to
Section 12.10 in an amount such that, after giving effect thereto, the Aggregate Canadian Extensions of Credit of each C$ Bank shall be equal to or less than the Canadian Commitment of such Bank.

               (d) The Canadian Administrative Agent shall promptly furnish the Administrative Agent and each affected C$ Bank with a copy of any notice delivered to CFC or CCCL pursuant to this Section 3.5.

               (e) Notwithstanding the foregoing provisions of this Section 3.5, after the initial Canadian Calculation Date, the Canadian Administrative Agent may at its option suspend the resetting of the Canadian Exchange Rate pursuant to Section 3.5(a) and the making of the determinations referred to in Sections 3.5(b) and 3.5(c) during any period when the sum of the Aggregate Canadian

Extensions of Credit of all C$ Banks, calculated using the Canadian Exchange Rate effective as of the last Canadian Reset Date prior to such suspension, is less than 50% of the aggregate Canadian Commitments then in effect.


SECTION 4.  GENERAL PROVISIONS

               4.1 Evidence of Debt. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Facility Borrower to the appropriate lending office of such Bank resulting from each Loan made by such lending office of such Bank from time to time, including the amounts of principal and interest payable and paid to such lending office of such Bank from time to time under this Agreement.

               (b) Each Agent shall maintain a Register pursuant to Section 12.7(c), and a subaccount for each relevant Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each relevant Loan made hereunder, whether such Loan is, as applicable, a U.S. R/C Loan, a C$ R/C Loan or a Bankers' Acceptance, the Type of each U.S. R/C Loan made and the Interest Period applicable to any Eurodollar Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the relevant Facility Borrower to each relevant Bank hereunder and (iii) the amount of any sum received by such Agent hereunder from the relevant Facility Borrower and each relevant Bank's share thereof.

               (c) The entries made in the Registers and accounts maintained pursuant to paragraphs (a) and (b) of this Section 4.1 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the relevant Facility Borrower therein recorded; provided, that the failure of any Bank or either Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of each Facility Borrower to repay the Loans (and all other amounts owing with respect thereto) made to such Facility Borrower in accordance with the terms of this Agreement.

               4.2 Repayment of Loans. The relevant Facility Borrower shall repay all outstanding Loans (together with all accrued unpaid interest thereon) on the Maturity Date (or such earlier date as may be established pursuant to Section 9).

               4.3 Interest Rate and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period therefor on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

               (b) Each Base Rate Loan shall bear interest for each day on the unpaid principal amount thereof, at a rate per annum equal to the Base Rate determined for such day.

               (c) Each C$ Prime Loan shall bear interest for each day on the unpaid principal amount thereof, at a rate per annum equal to the Canadian Prime Rate determined for such day.

               (d) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any Facility Fee, Acceptance Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 4.3 plus 1% or (y) in the case of any overdue interest, Facility Fee, Acceptance Fee or other amount, the rate described in

Section 4.3(b) (in the case of amounts payable in Dollars) or 4.3(c) (in the case of amounts payable in C$) plus 1%, in each case from the date of such non-payment to (but excluding) the date on which such amount is paid in full (as well after as before judgment).

               (e) Interest shall be payable in arrears (i) with respect to Eurodollar Loans having an Interest Period of three months or less, on the last day of such Interest Period, (ii) with respect to Eurodollar Loans having an Interest Period longer than three months, on each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (iii) with respect to Base Rate Loans and C$ Prime Loans, on the last day of each March, June, September and December, and (iv) with respect to all Loans, upon each repayment, prepayment or conversion thereof; provided that interest accruing pursuant to
Section 4.3(d) shall be payable on demand. Interest payable in respect of U.S. R/C Loans shall be payable in Dollars by CFC and interest payable in respect of C$ Loans shall be payable in C$ by CCCL (subject to Section 12).

               (f) The amount of interest on any Eurodollar Loans to be paid on any date as specified in paragraph (e) above shall in each case be determined under the assumption that the U.S. Utilization for the Utilization Period(s) during which such interest accrued was less than 50%. On the first Business Day following the last day of each Excess U.S. Utilization Period, CFC shall pay to the Administrative Agent, for the benefit of the US$ Banks, an additional amount of interest equal to the excess (if any) of (i) the amount of interest which accrued during such Excess U.S. Utilization Period after giving effect to the actual U.S. Utilization for such Utilization Period (whether or not such accrued interest was actually payable during such Utilization Period) over (ii) the amount of interest which would have accrued during such Utilization Period if the U.S. Utilization during such Utilization Period had been less than 50%.

               4.4 Lending Procedures. (a) Unless the relevant Agent shall have received notice from a Bank prior to a Borrowing Date that such Bank will not make available to such Agent such Bank's share of the borrowing requested to be made on such Borrowing Date, such Agent may assume that such Bank has made its share of such borrowing available to such Agent on such Borrowing Date, and such Agent may, in reliance upon such assumption, make available to the relevant Facility Borrower on such Borrowing Date a corresponding amount. If such Agent does, in such circumstances, make available to such Facility Borrower such amount, such Bank shall make its share of such borrowing available to such Agent forthwith on demand, together with interest thereon for each day from and including such Borrowing Date that its share of such borrowing was not made available, to but excluding the date such Bank makes its share of such borrowing available to such Agent, at the Effective Federal Funds Rate (in the case of U.S. R/C Loans) or at the then effective Bank Rate (in the case of C$ Loans). If such amount is so made available, such payment to such Agent shall constitute such Bank's Loan on such Borrowing Date for all purposes of this Agreement. If such amount is not so made available to the relevant Agent, then such Agent shall notify such Facility Borrower of such failure, and, on the fourth Business Day following such Borrowing Date, such Facility Borrower shall pay to such Agent such amount, together with interest thereon for each day that such Facility Borrower had the use of such ratable portion at the Effective Federal Funds Rate (in the case of U.S. R/C Loans) or at the then effective Bank Rate (in the case of C$ Loans). Nothing contained in this Section 4.4(a) shall relieve any Bank which has failed to make available its share of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

               (b) The failure of any Bank to make the Loan to be made by it on any Borrowing Date shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on such Borrowing Date.

               4.5 Facility Fees. (a) CFC agrees to pay to the Administrative Agent, for the account of each US$ Bank, in Dollars, a facility fee (the "U.S. Facility Fee") for each day from and including the Effective Date to but excluding the Final Date. Such fee shall be payable quarterly in arrears on
(i) the first Business Day of each January, April, July and October (for the three-month period (or portion thereof) ended on the last day of the immediately preceding month) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above) and shall be computed for each day during such period at a rate per annum equal to the Facility Fee Rate in effect on such day on the US$ Bank Net Combined Commitment of such US$ Bank in effect on such day.

               (b) CCCL agrees to pay to the Canadian Administrative Agent, for the account of each relevant C$ Bank, in Dollars, a facility fee (the "Canadian Facility Fee") for each day from and including the Effective Date to but excluding the Final Date. Such fee shall be payable quarterly in arrears on (i) the first Business Day of each January, April, July and October (for the three-month period (or portion thereof) ended on the last day of the immediately preceding month) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above) and shall be computed for each day during such period at a rate per annum equal to the Facility Fee Rate in effect on such day on the Designated Canadian Commitment Amount of such C$ Bank in effect on such day.

               4.6 Termination or Reduction of Commitments. (a) Prior to the Termination Date, CFC shall have the right, upon not less than five Business Days' notice to each Agent, to terminate the Commitments or, from time to time, to reduce the amount of the U.S. Commitments (so long as, after giving effect thereto and any contemporaneous prepayment of the Loans, the Aggregate U.S. Extensions of Credit of each US$ Bank shall be no greater than such Bank's U.S. Commitment) or reduce the amount of the Canadian Commitments (so long as, after giving effect thereto and any contemporaneous prepayment of the C$ Loans, the Aggregate Canadian Extensions of Credit of each C$ Bank shall be no greater than such Bank's Canadian Commitment). Upon receipt of such notice the Administrative Agent shall promptly notify each relevant Bank thereof. Any such reduction shall be in an amount of at least $100,000,000 (in the case of the U.S. Commitments) or $10,000,000 (in the case of the Canadian Commitments) and shall reduce permanently the amount of the affected Commitments then in effect. Any termination of the Commitments pursuant to this Section 4.6(a) shall be accompanied by prepayment in full of the Loans, together with accrued interest thereon to the date of such prepayment.

               (b) The Commitments shall automatically terminate on the Termination Date.

               4.7 Optional Prepayments. Each Facility Borrower may at any time and from time to time prepay the Loans made to it hereunder, in whole or in part, without premium or penalty, upon prior notice to the relevant Agent (which notice must be received by the relevant Agent prior to 10:00 A.M., Local Time, (i) three Business Days prior to the repayment date in the case of Eurodollar Loans and (ii) one Business Day prior to the repayment date otherwise) specifying the date and amount of prepayment, and the category or categories of Loan to be prepaid; provided, that each prepayment of Eurodollar Loans on a day other than the last day of the related Interest Period shall require the payment of any amounts payable by CFC pursuant to Section 4.12. Upon receipt of any such notice, the relevant Agent shall promptly notify each relevant Bank thereof. Any such notice shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the date specified, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $25,000,000 or a multiple of $1,000,000 in excess thereof (in the case of U.S. R/C Loans) and C$5,000,000 or a multiple of C$1,000,000 in excess thereof (in the case of C$ Prime Loans). Notwithstanding anything to the contrary above, Loans consisting of Bankers' Acceptances may not be prepaid pursuant to this Section 4.7.

               4.8 Pro Rata Treatment and Payments. (a) Each borrowing of U.S. R/C Loans shall be made pro rata according to the then existing U.S. Commitments of the US$ Banks. Each borrowing of C$ R/C Loans shall be made pro rata according to the then existing Canadian Commitments of the C$ Banks. Any reduction of the amount of the Commitments of the Banks hereunder (except for the termination or reduction of a particular Bank's Commitment pursuant to
Section 4.11(a)) shall be made pro rata according to the amounts of the then existing relevant Commitments. Each payment (including each prepayment) by a Facility Borrower on account of principal of and interest on (except for payments to a particular Bank pursuant to Section 2.5, 4.10, 4.11, 4.12 or 4.13) any category of Loan (other than Eurodollar Loans) shall be made on a pro rata basis according to the amounts of the then outstanding Loans of such type of the relevant Banks. Each payment (including each prepayment) by CFC on account of principal of and interest on Eurodollar Loans designated by CFC to be applied to a particular Eurodollar Tranche shall be made pro rata according to the respective outstanding principal amounts of such Eurodollar Loans then held by the US$ Banks. All payments (including prepayments) by the relevant Facility Borrower hereunder on account of principal, interest, fees and other amounts shall be made without setoff or counterclaim to the relevant Agent for the account of the relevant Banks at the office of the relevant Agent referred to in Section 12.2 in Dollars or C$, as applicable, in immediately available funds. The relevant Agent shall promptly distribute such payments to each Bank entitled to receive a portion thereof in like funds as received. If any payment hereunder (other than a payment in respect of a Eurodollar Loan) becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. The provisions of the first five sentences of this Section 4.8(a) shall not apply to any borrowing or prepayment made pursuant to Section 12.10.

               (b) Unless the relevant Agent shall have received notice from the relevant Facility Borrower prior to the date on which any payment is due to the relevant Banks hereunder that such Facility Borrower will not make such payment in full, such Agent may assume that such Facility Borrower has made such payment in full to such Agent on such date, and such Agent may, in reliance upon such assumption, cause to be distributed to each such Bank on such due date an amount equal to the amount then due to such Bank. If and to the extent such Facility Borrower shall not have so made such payment in full to such Agent, each such Bank shall repay to such Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from and including the date such amount is distributed to such Bank to but excluding the date such Bank repays such amount to such Agent at the Effective Federal Funds Rate (in the case of U.S. R/C Loans) or the then effective Bank Rate (in the case of C$ Loans) for each such day. Nothing contained in this
Section 4.8(b) shall relieve either Facility Borrower from its obligations to make payments on all amounts due hereunder in accordance with the terms hereof.

               4.9 Computation of Interest and Fees. (a) Interest (other than interest calculated on the basis of the Prime Rate or the Canadian Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed. Facility Fees, Acceptance Fees and interest calculated on the basis of the Prime Rate or the Canadian Prime Rate is expressed herein and shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The relevant Agent shall, as soon as practicable, notify the relevant Facility Borrower and the relevant Banks of each determination of the Eurodollar Rate or the Applicable BA Discount Rate. Any change in the interest rate in respect of a Loan or in any Facility Fee or Acceptance Fee resulting from a change in the Base Rate, the Canadian Prime Rate, the Applicable Margin or Status shall become effective as of the opening of business on the day on which a change in the Base Rate or Canadian Prime Rate shall become effective or such Applicable Margin or Status changes as provided herein, as the case may be. The relevant Agent shall notify the relevant Facility Borrower and the relevant Banks of the effective date and the amount of each such change in the Base Rate or Canadian Prime Rate.

               (b) Each determination, pursuant to and in accordance with any provision of this Agreement, of the Eurodollar Rate or the Applicable BA Discount Rate by the relevant Agent, and each determination by a Reference Bank of a rate with respect to a Eurodollar Loan or a Bankers' Acceptance to be notified to the relevant Agent pursuant to the definition of "Eurodollar Rate" or "Applicable BA Discount Rate", as the case may be, shall be conclusive and binding on the Facility Borrowers and the Banks in the absence of manifest error. The relevant Agent shall, at the request of the relevant Facility Borrower, deliver to such Facility Borrower a statement showing any quotations given by the relevant Reference Banks and the computations used by such Agent in determining any Eurodollar Rate or Applicable BA Discount Rate.

               (c) If any Reference Bank's relevant Commitment shall terminate (otherwise than on termination of all the Commitments) or, as the case may be, the relevant Loans made by it hereunder are assigned, or prepaid or repaid (otherwise than on the prepayment or repayment of the relevant Loans among the Banks) for any reason whatsoever, such Reference Bank shall thereupon cease to be a Reference Bank, and if, as a result of the foregoing, there shall be only one Reference Bank of a particular category remaining, then the relevant Agent (after consultation with the relevant Facility Borrower and the relevant Banks) shall, as soon as practicable thereafter, by notice to the Facility Borrowers and the relevant Banks, designate another Bank that is willing to act as a Reference Bank so that there shall at all times be at least two Reference Banks of each category. In acting so to designate another Bank to serve as a Eurodollar Reference Bank, the Administrative Agent will use its best efforts to ensure that one Eurodollar Reference Bank will, at all times, be a US$ Bank that has its headquarters office located outside the United States.

               (d) If any of the Reference Banks shall be unable or shall otherwise fail to provide notice of a rate to the relevant Agent upon its request, the Eurodollar Rate or Applicable BA Discount Rate, as applicable, shall be determined on the basis of rates provided in notices of the remaining relevant Reference Banks.

               4.10 Increased Costs. In the event that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority enacted or made subsequent to the date hereof:

               (a) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank; or

               (b) does or shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining advances or extensions of credit hereunder to either Facility Borrower or to reduce any amounts receivable hereunder from either Facility Borrower (such increase in cost or reduction in amounts receivable, "Increased Costs") then, in any such case, such Facility Borrower shall promptly pay to the relevant Agent for the account of such Bank, upon the written demand of such Bank to such Facility Borrower (with a copy to the relevant Agent), so long as such Increased Costs are not otherwise included in the amounts required to be paid to such Bank pursuant to Section 2.5(b), 4.11,
4.12 or 4.13, any additional amounts necessary to compensate such Bank for such Increased Costs which such Bank deems to be material as determined by such Bank with respect to its Eurodollar Loans or Bankers' Acceptances, as the case may be. If a Bank becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall promptly notify the relevant Facility Borrower, through the relevant Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by a Bank, through the relevant Agent, to the relevant Facility Borrower shall be conclusive in the absence of manifest error.

               4.11 Changes in Capital Requirements. (a) In the event that, in the opinion of counsel for any Bank (which may, in the discretion of such Bank, be such Bank's internal counsel), compliance with any law, rule, regulation or guideline, or any change therein or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or Governmental Authority enacted or made subsequent to the date hereof shall affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and the amount of such capital that is required or expected to be maintained is increased by or based upon the Commitment of such Bank under this Agreement or any participation agreement entered into pursuant to Section 12.7, as applicable (such event, a "Change in Law"), such affected Bank shall notify CFC and the Administrative Agent within 180 days after such affected Bank shall have obtained actual knowledge of the costs associated with its compliance with such Change in Law (but in no event later than 365 days after such Bank is first required to comply with such Change in Law). At the time of such notification such affected Bank shall provide CFC with a written statement setting forth the amount that would adequately compensate such affected Bank for the costs associated with its compliance with such Change in Law and setting forth in reasonable detail the assumptions upon which such affected Bank calculated such amount, and a copy of the opinion of counsel referred to in the preceding sentence. Such affected Bank shall allocate to the Facility Borrowers the costs associated with such Change in Law in such a way that the proportion of (i) such costs that are allocated to the Facility Borrowers to (ii) the total of such costs of such affected Bank associated with such Change in Law as it relates to all commitments of such Bank to its customers of similar creditworthiness as the Facility Borrowers, is substantially the same as the proportion of (i) the Commitment of such affected Bank under this Agreement or such participation agreement to (ii) the total of all commitments by such affected Bank to its customers of similar creditworthiness as the Facility Borrowers. CFC and such affected Bank shall thereafter negotiate in good faith an agreement to increase that portion of the Facility Fee payable to such affected Bank under
Section 4.5 to a level, which, in the opinion of such affected Bank, will adequately compensate such affected Bank for such costs. If such increase is approved in writing by CFC within 90 days from the date of the notice to CFC from such affected Bank, the Facility Fee payable by CFC shall, effective from the date of such Change in Law (but subject to the last sentence of this Section 4.11(a)) include the amount of such agreed increase, and CFC will so notify the Administrative Agent. If CFC and such affected Bank are unable to agree on such an increase within 90 days from the date of the notice to CFC from such affected Bank, CFC shall by written notice to such affected Bank within 120 days from the date of the aforesaid notice to CFC from such affected Bank, elect either to (a) terminate the Commitment of such affected Bank (each such Bank, a "Terminated Bank") (subject to the last sentence of this Section 4.11(a)) or (b) (subject to the next to last sentence of this Section

4.11(a)) increase the Facility Fee payable to such affected Bank by the amount requested by such affected Bank. Without limiting the foregoing, if CFC elects to take the action described in clause (b) of the preceding sentence, it may simultaneously therewith reduce the Commitment of such affected Bank by an amount chosen by CFC. If CFC fails to provide notice to such affected Bank as described in the second preceding sentence by such 120th day, CFC shall be deemed to have taken the action described in clause (b) of such second preceding sentence. CFC (A) may from time to time after such 120th day reduce the compensation to be received pursuant to this Section 4.11(a) by any affected Bank as a result of any Change in Law, to the average compensation (the "Average Compensation") CFC has agreed, as provided above, to pay the affected Banks as a result of such Change in Law (such average compensation to be measured by a percentage of the aggregate Commitments of such affected Banks) and (B) shall pay to each Terminated Bank, on the date the Commitment of such Bank is terminated, an amount equal to the excess, if any, of (i) the lesser of (x) the aggregate Facility Fee that would have been payable to such Bank, from the date of such Terminated Bank's notice to CFC pursuant to this
Section 4.11(a) to the date the Commitment of such Terminated Bank is terminated, had such Facility Fee been determined by reference to the Average Compensation and (y) the aggregate Facility Fee that would have been payable to such Bank during such period had such Facility Fee been increased by an amount necessary to adequately compensate such Bank (as determined by such Bank in accordance with the applicable provisions of this Section 4.11(a)) for the costs attributable to the relevant Change in Law over (ii) the aggregate Facility Fee actually paid to such Bank during such period.

               (b) On the day the Commitment of a Terminated Bank is terminated pursuant to Section 4.11(a), CFC or CCCL, as applicable, shall (i) repay all Loans and other amounts (including accrued interest and Facility
Fees) owing to such Terminated Bank, (ii) be liable to such Terminated Bank under Section 4.12 if any Eurodollar Loans owing to such Terminated Bank shall be repaid other than on the last day of the Interest Period relating to such Eurodollar Loan, and (iii) in the case of CCCL, pay to such Terminated Bank an amount equal to the maximum aggregate amount of CCCL's obligations pursuant to any Bankers' Acceptance accepted by such Terminated Bank, which amount shall be held by such Terminated Bank in an interest bearing account as collateral security for CCCL's obligations to such Terminated Bank with respect to any such Bankers' Acceptance, and CCCL shall execute in favor of such Terminated Bank a cash collateral agreement (or such alternate arrangement as may be agreed upon by CCCL and such Terminated Bank) in form and substance satisfactory to such Terminated Bank in respect of such amount.

               (c) Upon the occurrence of any Change in Law each Bank whose Commitment hereunder is affected by such Change in Law shall transfer its Commitment to another branch office (or, if such Bank so elects, to an affiliate) of such Bank, provided that such transfer shall be made only if such Bank shall have determined in good faith (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that
(i) on the basis of existing circumstances, such transfer will avoid the increased costs resulting from such Change in Law and will not result in any additional costs, liabilities or expenses to such Bank (unless CFC agrees to pay such additional costs, liabilities or expenses of such Bank) and (ii) such transfer is otherwise consistent with the interests of such Bank.

               4.12 Indemnity. Each of CFC and CCCL, as applicable, agrees to indemnify each Bank and to hold such Bank harmless from any loss or expense (including, but not limited to, any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder, but excluding loss of the Applicable Margin), which such Bank may sustain or incur as a consequence of (a) failure by either Facility Borrower in making any payment when due (whether by acceleration or otherwise) of the principal amount of or interest on the Eurodollar Loans or Bankers' Acceptances of such Bank, (b) failure by either Facility Borrower to make a borrowing consisting of Eurodollar Loans or Bankers' Acceptances, or a conversion into or continuation of Eurodollar Loans or Bankers' Acceptances, after such Facility Borrower has given a notice requesting or accepting the same in accordance with the provisions of this Agreement, (c) failure by either Facility Borrower in making any prepayment after such Facility Borrower has given a notice in accordance with this Agreement and (d) a payment or prepayment of a Eurodollar Loan on a day that is not the last day of the Interest Period with respect thereto. In the case of Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such payment, prepayment or of such failure to borrow, convert or continue to the last day of the relevant Interest Period (or proposed Interest Period), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin) over (ii) the amount of interest (as reasonably determined by such Bank) which would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. The agreements in this Section 4.12 shall survive the payment of the Loans and all other amounts payable hereunder.

               4.13 Taxes. (a) In the event that the adoption of any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, in each case after the date hereof, shall require any Taxes (as hereinafter defined) to be withheld or deducted from any amount payable to any Bank under this Agreement, upon notice by such Bank to the relevant Facility Borrower (with a copy to the relevant Agent) to the effect that (i) as a result of the adoption of such law, rule, regulation, treaty or directive or a change therein or in the interpretation thereof, Taxes are being withheld or deducted from amounts payable to such Bank under this Agreement and (ii) such Bank has taken all action required to be taken by it to avoid the imposition of such Taxes pursuant to paragraph (c) of this
Section 4.13 prior to demanding indemnification under this paragraph (a), such Facility Borrower will pay to the relevant Agent for the account of such Bank additional amounts so that such additional amounts, together with amounts otherwise payable under this Agreement, will yield to such Bank, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, the amount stated to be payable under this Agreement. The term "Taxes" shall mean all net income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein), excluding, with respect to any Bank, net income and franchise taxes imposed with respect to net income by any country (or any political subdivision or taxing authority thereof or therein) where such Bank is organized or, in respect of such Bank's Eurodollar Loans, by the country (or any political subdivision or tax authority thereof or therein) where such Bank's Eurodollar Loans are booked and, in respect of such Bank's Base Rate Loans, by the country (or any political subdivision or tax authority thereof or therein) where such Bank's Base Rate Loans are booked (such excluded taxes, "Other Taxes"). If the relevant Facility Borrower fails to pay any Taxes when due following notification by any Bank as provided above, such Facility Borrower shall indemnify such Bank for any incremental taxes, interest or penalties that may become payable by any Bank as a result of any such failure by such Facility Borrower to make such payment. Either Facility Borrower may, upon payment by such Facility Borrower to any Bank claiming indemnification under this paragraph (a) of any amount payable by such Facility Borrower to such Bank, elect by not less than four Business Days' prior written notice to such Bank to terminate the Commitment of such Bank and prepay or cash collateralize (in the case of Bankers' Acceptances) the outstanding Loans of such Bank.

               (b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to CFC and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or any successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or any successor form. Each such Bank also agrees to deliver to CFC and the Administrative Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to CFC, and such extensions or renewals thereof as may reasonably be requested by CFC or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises CFC and the Administrative Agent. Such Bank shall certify (i) in the case of Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

               (c) No Bank may request indemnification for any Taxes from either Facility Borrower under paragraph (a) of this Section 4.13 to the extent that such Taxes would have been avoided or reduced by such Bank's transfer of its Loans affected by such event to another office of such Bank (or to an affiliate of such Bank), by such Bank's properly claiming the benefit of any exemption from or reduction of such Taxes (whether provided by statute, treaty or otherwise), including, without limitation, by delivering the forms required by paragraph (b) of this Section 4.13, or by such Bank's taking any other action which in its judgment is reasonable to avoid or reduce such Taxes, provided that such Bank shall not be required to (i) take any action which in the reasonable judgment of such Bank could directly or indirectly result in any increased cost or expense or in any loss of opportunity to such Bank unless the relevant Facility Borrower shall have provided to such Bank indemnity or reimbursement therefor in form and substance reasonably satisfactory to such Bank or (ii) claim or apply any tax credit against such Taxes.

               (d) Within 30 days after the payment by either Facility Borrower of any Taxes withheld or deducted from any amount payable to any Bank under this Agreement, and irrespective of whether such Bank is entitled to demand indemnification in respect thereof under paragraph (a) above, such Facility Borrower will furnish to such Bank (with a copy to the relevant Agent), the original or a certified copy of a receipt evidencing payment thereof.

               4.14 Use of Proceeds. The proceeds of the Loans shall be used by each Facility Borrower for general corporate purposes.

               4.15 Replacement of Banks. CFC shall be permitted to replace any Bank which (a) requests reimbursement for amounts owing pursuant to
Section 2.5, 4.10, 4.11 or 4.13 or (b) defaults in its obligation to make Loans, with a replacement Commercial Bank; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the relevant Facility Borrower shall repay (or the replacement Commercial Bank shall purchase, at par) all Loans (other than Bankers' Acceptances) and other amounts (including accrued interest) owing to such replaced Bank concurrently with such replacement, (iv) in the case of any replaced C$ Banks, (x) CCCL shall pay to such replaced Bank an amount equal to the maximum aggregate amount of CCCL's obligations pursuant to any Bankers' Acceptance accepted by such replaced Bank, which amount shall be held by such replaced Bank in an interest bearing account as collateral security for CCCL's obligations to such replaced Bank with respect to such Bankers' Acceptance, and CCCL shall execute in favor of such replaced Bank a cash collateral agreement (or such alternate arrangement as may be agreed upon by CCCL and such replaced Bank) in form and substance satisfactory to such replaced Bank in respect of such amount and (y) CCCL shall give the Canadian Administrative Agent notice of the provision of any such collateral security, (v) CFC shall be liable to such replaced Bank under
Section 4.12 if any Eurodollar Loan owing to such replaced Bank shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (vi) the replacement Commercial Bank, if not already a Bank, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Bank shall be obligated to make such replacement in accordance with the provisions of
Section 12.7 (provided that CFC shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Facility Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.5, 4.10, 4.11 or 4.13, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights which the Facility Borrowers, any Agent or any other Bank shall have against the replaced Bank.


SECTION 5.  REPRESENTATIONS AND WARRANTIES

               In order to induce the Banks to enter into this Agreement and to make the Loans herein provided for, CFC and, to the extent applicable, CCCL, hereby represents and warrants to each Bank that:

               5.1 Financial Condition. The consolidated balance sheet of CFC and its Subsidiaries as at December 31, 1995, and the related consolidated statements of net earnings and cash flows for the fiscal year ended on such date, certified by Deloitte & Touche, copies of which have been delivered to each Bank, present fairly the consolidated financial position of CFC and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of CFC and its Subsidiaries as at March 31, 1996, and the related consolidated statements of net earnings and cash flows for the three-month period ended on such date, certified by a Responsible Officer, copies of which have been delivered to each Bank, present fairly the consolidated financial condition of CFC and its Subsidiaries as at such date, and the consolidated results of their operations for the three-month period then ended (subject to normal year-end audit adjustments). Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. As at March 31, 1996, neither CFC nor any of its Subsidiaries had any asset, liability, contingent obligation, liability for taxes, long-term lease or unusual forward or long-term commitment material to the financial condition of CFC and its Subsidiaries taken as a whole, which was not reflected in the foregoing statements or in the notes thereto.

               5.2 No Change. Between December 31, 1995 and the Effective Date there has been no material adverse change in the business, operations or financial condition of CFC and its Subsidiaries taken as a whole.

               5.3 Corporate Existence. Each Facility Borrower (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, and (b) is duly qualified as a foreign corporation to do business and is in good standing in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of business transacted by it makes such qualification necessary, except in the case of this clause (b) to the extent that the failure to be so qualified or in good standing would not have a material adverse effect on the business, operations or financial condition of CFC and its Subsidiaries taken as a whole.

               5.4 Corporate Authorization; No Violation. The execution, delivery and performance by each Facility Borrower of this Agreement are within the corporate powers of such Facility Borrower, have been duly authorized by all necessary corporate action, and do not contravene any Requirement of Law or Contractual Obligation of CFC or any of its Subsidiaries, except to the extent that such contravention would not have a material adverse effect on the business, operations or financial condition of CFC and its Subsidiaries taken as a whole or on the ability of such Facility Borrower to fulfill its obligations under this Agreement or on the rights and remedies of the Agents and the Banks hereunder.

               5.5 Government Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by CFC or any of its Subsidiaries for the due execution, delivery and performance by each Facility Borrower of this Agreement.

               5.6 Federal Regulations. Neither CFC nor any of its Subsidiaries is principally engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U, T, G or X issued by the Federal Reserve Board), and no proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

               5.7 Enforceable Obligations. This Agreement has been duly executed and delivered on behalf of each Facility Borrower, and this Agreement constitutes a legal, valid and binding obligation of each Facility Borrower enforceable against such Facility Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by principles of equity, whether considered in a proceeding in equity or at law.

               5.8 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either Facility Borrower, threatened by or against CFC or any of its Subsidiaries or against any of its or their respective properties or revenues, in which there is a reasonable likelihood of an adverse determination (a) with respect to this Agreement or any of the transactions contemplated hereby, if such adverse determination would have a material adverse effect on the ability of either Facility Borrower to fulfill its obligations under this Agreement or on the rights and remedies of the Administrative Agent and the Banks hereunder or (b) which would, if adversely determined, have a material adverse effect on the business, operations, property or financial condition of CFC and its Subsidiaries taken as a whole.

               5.9 Taxes. Each of CFC and its Subsidiaries has filed or caused to be filed all material tax returns which to the knowledge of either Facility Borrower are required to be filed, and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP, if any, have been provided on the books of CFC or its Subsidiaries, as the case may be).

               5.10 ERISA. No Prohibited Transaction or Accumulated Funding Deficiency (other than those that have been waived by the Internal Revenue Service) has occurred since July 1, 1974 with respect to any Plan and no Reportable Event has occurred since July 1, 1974 with respect to any Plan which could in either case subject CFC or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of CFC and its Subsidiaries taken as a whole. The projected benefit obligations with respect to all benefits, both vested and nonvested, under all Single Employer Plans (based on the most recently available actuarial information and computed in accordance with Statement of Accounting Standards No. 87) maintained by CFC or a Commonly Controlled Entity did not exceed, at December 31, 1995, the fair value of the assets of such Plans.

               5.11 Investment Company Act; Other Regulations. No Facility Borrower is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Facility Borrower is subject to regulation under any statute or regulation of the United States or Canada (or any governmental unit thereof) which limits its ability to incur Indebtedness.

               5.12 Existing Financial Covenants. Schedule II hereto sets forth a list of all Material Indebtedness of CFC or any Significant Subsidiary the documentation with respect to which includes a financial covenant which is more onerous than, or materially different from, the financial covenant contained in Section 8.1, together with a complete and correct transcription of the text of each such financial covenant.


SECTION 6.  CONDITIONS PRECEDENT

               6.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

               (a) Execution of Agreement and Addenda. (i) This Agreement shall have been executed and delivered by a duly authorized officer of each Facility Borrower and each Agent and (ii) the Administrative Agent shall have received an executed Addendum (or a copy thereof by facsimile transmission) from each Person listed on Schedule I, provided, that, notwithstanding the foregoing, in the event that an Addendum has not been duly executed and delivered by each Person listed on Schedule I on the date (which shall be no earlier than the date hereof) on which this Agreement shall have been executed and delivered by each of CFC and the Administrative Agent, this Agreement shall, subject to satisfaction of the other conditions precedent set forth in this Section 6.1, nevertheless become effective on such date with respect to those Persons which have executed and delivered an Addendum on or before such date if on such date CFC and the Administrative Agent shall have designated one or more Commercial Banks (the "Designated Banks") to assume, in the aggregate, all of the Commitments which would have been held by the Persons listed on
        Schedule I (the "Non-Executing Persons") which have not so executed an Addendum (subject to each such Designated Bank's prior written consent in its sole discretion and its execution of an Addendum).
        Schedule I shall automatically be deemed to be amended to reflect the respective Commitments of the Designated Banks and the omission of the Non-Executing Persons as Banks hereunder.

               (b) Closing Certificate. The Administrative Agent shall have received a certificate of each Facility Borrower, dated the Effective Date, substantially in the form of Exhibit B, with appropriate insertions, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Facility Borrower, and attaching the documents referred to in Section 6.1(c) and (d).

               (c) Corporate Proceedings of the Facility Borrowers. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Facility Borrower (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement and (ii) the borrowings by such Facility Borrower contemplated hereunder.

               (d) Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation or amalgamation and by-laws of each Facility Borrower.

               (e) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, with a copy for each
        Bank:

                      (i) the executed legal opinion of Simpson Thacher &
               Bartlett, counsel to the Administrative Agent, substantially in the form of Exhibit C-1;

                      (ii) the executed legal opinion of Allan L. Ronquillo,
               Esq., General Counsel of CFC, substantially in the form of Exhibit C-2; and

                      (iii) the executed legal opinion of Gowling, Strathy &
               Henderson, Canadian Counsel to CCCL, substantially in the form of Exhibit C-3.

               (f) Existing Agreements. The Administrative Agent shall have received satisfactory evidence that each of the Existing Agreements shall have been terminated pursuant to an irrevocable notice of termination and that any amounts owing thereunder (including, without limitation, accrued unpaid commitment fees thereunder through the Effective Date) by the relevant Facility Borrower shall have been (or shall upon the occurrence of the Effective Date be) paid in full. Without affecting any terms of any Existing Agreement which expressly survive the termination of such Existing Agreement, each Bank party to any Existing Agreement hereby waives any requirement of advance notice of such termination contained in such Existing Agreement and hereby agrees that such Existing Agreement and the commitments thereunder (subject to receipt of any other required consents of any other Person) shall terminate simultaneously with the satisfaction of the conditions to effectiveness set forth in this Section 6.1.

The Administrative Agent shall notify the Banks of the Effective Date promptly after the occurrence thereof, which notice shall be accompanied, if applicable, with a copy of Schedule I revised to give effect to any deemed amendments thereto made pursuant to Section 6.1(a).

               6.2 Conditions to Each Loan. The obligation of each Bank to make any Loan on or after the Effective Date to be made by it hereunder is subject to the satisfaction (or waiver by the Required U.S. Banks (in the case of U.S. R/C Loans) or the Required C$ Banks (in the case of C$ Loans)) of the following conditions precedent:

               (a) Representations and Warranties. The representations and warranties made by CFC and, in the case of Canadian Loans, CCCL, shall be correct in all material respects on and as of the Borrowing Date for such Loan as if made on and as of such date, except for any such representations or warranties which relate solely to an earlier date.

               (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to the Loans to be made on such Borrowing Date.

Each borrowing by either Facility Borrower hereunder shall constitute a representation and warranty by such Facility Borrower as of the date of each such borrowing that the conditions in this Section 6.2 have been satisfied.


SECTION 7.  AFFIRMATIVE COVENANTS

               Each of CFC and, to the extent applicable, CCCL hereby covenants and agrees that so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Bank or either Agent hereunder:

               7.1 Financial Statements, etc. (a) Each Facility Borrower will furnish (a) in the case of CFC, to the Administrative Agent and each Bank or
(b) in the case of CCCL, to the Canadian Administrative Agent and each C$
Bank:

                        (i) as soon as available and in any event within 60
               days after the end of the first, second and third quarterly accounting periods in each fiscal year of such Facility Borrower, copies of financial statements of such Facility Borrower and its Subsidiaries consisting of, at a minimum, balance sheets of such Facility Borrower and its Subsidiaries on a consolidated basis as of the end of such quarterly accounting period, and related statements of net earnings and cash flows for the portion of such fiscal year ended with the last day of such quarterly accounting period, all in reasonable detail and prepared and certified (subject to year-end audit adjustments) by a Responsible Officer (which certification may be included in the certificate referred to in Section 7.1(a)(iii)) and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year;

                       (ii) as soon as available and in any event within 90
               days after the end of each fiscal year of such Facility Borrower, copies of financial statements of such Facility Borrower and its Subsidiaries consisting of, at a minimum, balance sheets of such Facility Borrower and its Subsidiaries on a consolidated basis as of the end of such fiscal year, and related statements of net earnings and cash flows for such fiscal year, all in reasonable detail and certified by independent public accountants of nationally recognized standing selected by such Facility Borrower and stating in comparative form the respective figures as of the end of and for the previous fiscal year;

                      (iii) concurrently with the financial statements for
               each quarterly accounting period and for each fiscal year of such Facility Borrower furnished pursuant to paragraphs (a)(i) and (a)(ii) of this Section 7.1, a certificate of a Responsible Officer stating that, based on an examination which in the opinion of the signer is sufficient to enable him to make an informed statement, such Facility Borrower and its Subsidiaries have performed and observed all of, and neither such Facility Borrower nor any of its

               Subsidiaries is in default in the performance or observance of any of, the terms, covenants, agreements and conditions of this Agreement or, if such Facility Borrower or any of its Subsidiaries shall be in default, specifying all such defaults and the nature thereof, of which the signer of such certificate may have knowledge; and

                       (iv) such other information relating to the affairs of
               such Facility Borrower and its Subsidiaries as any Bank through the Administrative Agent may from time to time reasonably request.

               (b) (i) Upon written request by any Bank through the Administrative Agent, each Facility Borrower will furnish to such Bank copies of all such reports of the type a publicly held corporation would generally make available to its stockholders as such Facility Borrower shall make available to its parent company and (ii) upon written request of the Administrative Agent, each Facility Borrower will furnish to the Administrative Agent all regular and periodic reports which CFC or any Subsidiary may be required to file with the Securities and Exchange Commission, the Ontario Securities Commission or any similar or corresponding government department, commission, board, bureau or agency, domestic or foreign, or with any securities exchange.

               7.2 Maintenance of Existence. Each Facility Borrower will preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except for rights, privileges and franchises the loss of which would not in the aggregate in the reasonable business judgment of such Facility Borrower have a material adverse effect on the business, operations, property or financial or other condition of such Facility Borrower and its Subsidiaries taken as a whole, and except as otherwise permitted by Section 8.2.

               7.3 Notices. Each Facility Borrower will promptly give notice to the Administrative Agent (which shall notify the Banks) of (a) the occurrence of any Default or Event of Default (accompanied by a certificate of a Responsible Officer specifying the nature of such event, the period of existence thereof, and the action that the relevant Facility Borrower proposes to take with respect thereto) and (b) the execution and delivery of any documentation with respect to any Material Indebtedness of CFC or any Significant Subsidiary if such documentation includes a financial covenant which is more onerous than, or materially different from, the financial covenant contained in Section 8.1, accompanied by a complete and correct transcription of the text of such financial covenant. The delivery of any such notice shall be deemed to automatically amend Schedule II to reflect the existence of such financial covenant and the text thereof.


SECTION 8.  NEGATIVE COVENANTS

               Each of CFC and, to the extent applicable, CCCL, hereby covenants and agrees that so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Bank or either Agent hereunder:

               8.1 Debt to Equity Ratio. CFC will not permit the ratio of Debt on the last day of any fiscal quarter of CFC to Equity on such day to be greater than 11.0 to 1.0.

               8.2 Limitation on Fundamental Change. (a) CFC will not (i) merge or consolidate with any other Person (unless (x) CFC shall be the continuing corporation and (y) immediately before and immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing) or (ii) sell or convey all or substantially all of its assets to any Person.

               (b) CCCL will not (i) amalgamate with any other Person (unless
(x) the amalgamated Person shall, if requested by the Administrative Agent, execute and deliver a confirmation that it is a resident of Canada for purposes of the Income Tax Act (Canada), a ratification of any outstanding C$ Loans and a confirmation of its assumption of the CCCL Obligations and (y) immediately before and immediately after giving effect to such amalgamation, no Default or Event of Default shall have occurred and be continuing) or (ii) sell or convey all or substantially all of its assets to any Person (other than CFC).

               8.3 Limitation on Liens. (a) CFC will not, and will not permit any Finance Subsidiary to, create, assume or incur, or suffer to be created, assumed or incurred or to exist, any Lien in respect of any property of any character of CFC or such Finance Subsidiary, whether heretofore or hereafter acquired; excluding, however, from the operation of this covenant:

                    (i) any deposit of assets of CFC or any of its Finance Subsidiaries with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by CFC or any of its Finance Subsidiaries, from any judgment or decree, or in connection with other proceedings or actions at law or in equity by or against CFC or any of its Finance Subsidiaries;

                   (ii) Liens created by any Finance Subsidiary in favor of CFC or a wholly-owned Subsidiary securing indebtedness of such Finance Subsidiary to CFC or a wholly-owned Subsidiary (which Liens cannot be transferred except to CFC or to another wholly-owned Subsidiary);

                  (iii) any deposits to secure public or statutory obligations of CFC or any of its Finance Subsidiaries, other than any such deposit made as a result of or in connection with the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 9(g);

                   (iv) any purchase money Liens in respect of fixed assets or other physical or real properties heretofore or hereafter acquired by CFC or any of its Finance Subsidiaries, or any Liens existing in respect of such property at the time of acquisition thereof; provided, however, that no such Lien shall extend to or cover any other property of CFC or such Finance Subsidiary, as the case may be;

                    (v) any Liens which are (A) in respect of fixed assets or other physical properties of a corporation which is not a Finance Subsidiary as of the date hereof, and (B) in existence at the time such corporation becomes a Finance Subsidiary;

                   (vi) the extension, renewal or replacement of any Lien permitted by paragraphs (i) through (v) above in respect of the same property theretofore subject thereto or the extension, renewal or replacement (without increase of principal amount) of the indebtedness secured thereby;

                  (vii) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of CFC or such Finance Subsidiary, as the case may be, in accordance with GAAP;

                 (viii) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business (A) which are not overdue for a period of more than 60 days or (B) which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of CFC or such Finance Subsidiary, as the case may be, in accordance with GAAP;

                   (ix) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of CFC or its Finance Subsidiaries;

                    (x) any attachment or judgment lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay;

                   (xi) Liens granted on assets in connection with leveraged leases and project financings entered into in the ordinary course of the Finance Business;

                  (xii) Liens granted in connection with the cash collateralization of Bankers' Acceptances pursuant hereto or in connection with the cash collateralization of bankers' acceptances pursuant to the Long Term Revolving Credit Agreement;

                 (xiii) Liens on receivables payable in foreign currencies (other than C$) to secure borrowings in foreign countries (other than Canada); and

                  (xiv) Liens to secure Indebtedness and other obligations of CFC or any of its Finance Subsidiaries not otherwise permitted by this
        Section 8.3, but only to the extent that the aggregate amount of Indebtedness and other obligations secured thereby does not at any time exceed $100,000,000 (or the equivalent thereof in any other currency).

               (b) CFC will not permit any Domestic Subsidiary that is not a Finance Subsidiary to create, assume or incur, or suffer to be created, assumed or incurred or to exist, any Lien in respect of any property of any character of such Domestic Subsidiary, whether heretofore or hereafter acquired, excluding, however, from the operation of this covenant:

                    (i) Liens on property of such Domestic Subsidiary that would be permitted under Section 8.3(a) if such Domestic Subsidiary were a Finance Subsidiary;

                   (ii) Liens on property of such Domestic Subsidiary that are incurred in the ordinary course of the Finance Business or the Real Estate Business of such Domestic Subsidiary; and

                  (iii) Liens on any property of such Domestic Subsidiary if such Domestic Subsidiary is a "single purpose" entity formed for the purpose of holding title to such property and engages in no activities other than those related to holding title to such property.

               8.4 Additional Covenants. At any time after the occurrence of a Change of Control:

                      (a) Limitation on Dividends, Investments, etc. CFC shall not (i) declare or pay any dividend (other than dividends payable solely in common stock of CFC) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of CFC, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of CFC or any Subsidiary or (ii) make, or permit any Subsidiary to make, any investment, loan, advance, capital contribution or extension of credit (including by way of guaranty in favor of third party creditors), whether in cash or property or otherwise, in or to or for the benefit of any CFC Affiliate, except that (x) so long as no Event of Default has occurred and is continuing (or would occur after giving effect thereto), CFC may declare and pay any scheduled dividend on, and make redemptions of, preferred stock issued by CFC to any Person (other than a CFC Affiliate) to the extent permitted by the terms thereof and (y) CFC and its Subsidiaries may make investments, loans, advances and extensions of credit in or to or for the benefit of any CFC Affiliate in the ordinary course of its Finance Business consistent with historical practices (in each case determined as of the date of such Change of Control) and in accordance with Section 8.4(c).

                      (b) Minimum Equity. CFC shall not permit Equity (determined without giving effect to any redemption of preferred stock of CFC made pursuant to Section 8.4(a) after the date of such Change of Control) to be less than an amount equal to Equity as of the day immediately preceding the occurrence of such Change of Control minus $250,000,000.

                      (c) Limitation on Amendments to Intercompany Agreements; CFC Affiliate Transactions. CFC shall not, and shall not permit any Subsidiary to, (i) amend or modify, or agree to amend or modify, any of the provisions of any Intercompany Agreement in a manner materially adverse to the interests of either (x) CFC and its Subsidiaries taken as a whole or (y) the Banks, or (ii) enter into, or agree to enter into, any Intercompany Agreement which is materially adverse to the interests of either (x) CFC and its Subsidiaries taken as a whole or
        (y) the Banks. In addition, CFC shall not, and shall not permit any Subsidiary to, engage in any transaction with any CFC Affiliate (other than CFC and its Subsidiaries) on terms substantially less favorable to CFC or such Subsidiary than would be obtainable at the time in comparable transactions of CFC or such Subsidiary with Persons not CFC Affiliates. As used in this Section 8.4(c), "Intercompany Agreement" means any agreement between CFC or any Subsidiary and any CFC Affiliate, any instrument issued by CFC or any Subsidiary to any CFC Affiliate and any instrument issued by any CFC Affiliate to CFC or any Subsidiary.

                      (d) Limitation on Lines of Business. CFC shall not, and shall not permit any Subsidiary to, engage in any business other than the Finance Business, the Finance-Related Insurance Business and the other businesses in which CFC and its Subsidiaries are engaged as of the date of such Change of Control, and other than businesses in which CFC or any of its Subsidiaries may be involved in connection with or related to any workout, liquidation, foreclosure or other realization on or disposition of assets in which it has a security interest, or any other exercise of rights or remedies pursuant to a workout in connection with any financing (whether equity or debt) provided by CFC or any of its Subsidiaries to any Person.


SECTION 9.  EVENTS OF DEFAULT

               Upon the occurrence of any of the following events:

               (a) CFC or CCCL shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or to pay any interest on any Loan or any fee or other amount owing hereunder within five Business Days after any such interest, fee or other amount becomes due in accordance with the terms hereof; or

               (b) any representation or warranty made by either Facility Borrower herein, or deemed made by either Facility Borrower pursuant to Section 5 or 6, or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made, or deemed made; or

               (c) either Facility Borrower shall default in the observance or performance of any agreement contained in Section 8.1, 8.2 or 8.4; or

               (d) either Facility Borrower shall default in the observance or performance of any other agreement, covenant or term contained in this Agreement (including any failure to make any payment required hereunder other than as described in paragraph (a) above), and such default shall continue unremedied for a period of 30 days after receipt by such Facility Borrower of notice of such default from the Administrative Agent; or

               (e) CFC or any Significant Subsidiary shall default in any payment of $25,000,000 (or the equivalent thereof in any other currency) or more of principal of or interest on any Indebtedness or in the payment of $25,000,000 (or the equivalent thereof in any other currency) or more on account of any guarantee in respect of Indebtedness, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or guarantee was created; or

               (f) (i) CFC or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or CFC or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against CFC or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against CFC or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) CFC or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or
        (iii) above; or (v) CFC or any of its Significant Subsidiaries shall admit in writing its inability to pay its debts generally as they become due; or

               (g) (i) any Person shall engage in any Prohibited Transaction involving any Plan, (ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any other event or condition shall occur or exist with respect to a Single Employer Plan; and in each case in clauses (i) through (v) above, the Administrative Agent shall have notified CFC that, in the opinion of the Required Banks, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to subject CFC or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of CFC and its Subsidiaries taken as a whole; or

               (h) one or more final judgments or decrees shall be entered against CFC or any of its Significant Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $100,000,000 (or the equivalent thereof in any other currency) or more, shall have been unpaid for a period of 60 days and shall not have been stayed; or

               (i) Chrysler shall at any time fail to own at least 51% of the issued and outstanding shares of the common stock of CFC; or

               (j) CFC or any of its Significant Subsidiaries shall default in the observance or performance of any financial covenant contained in any instrument or agreement evidencing, securing or relating to any of its Material Indebtedness, the effect of which default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Material Indebtedness to become due prior to its stated maturity;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to CFC, automatically the Commitments shall immediately terminate and the Loans (including the face amount of all Bankers' Acceptances accepted by any C$
Bank), with accrued interest thereon, and all other amounts owing under this Agreement shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice to CFC, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice of default to CFC, declare the Loans (including the face amount of all Bankers' Acceptances accepted by any C$ Bank), with accrued interest thereon, and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10.  THE AGENTS

               10.1 Appointment. Each Bank hereby irrevocably designates and appoints the Administrative Agent as the administrative agent of such Bank under this Agreement, and each Bank hereby irrevocably authorizes the Administrative Agent as administrative agent for such Bank to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Each C$ Bank hereby irrevocably designates and appoints the Canadian Administrative Agent as the Canadian administrative agent of such Bank under this Agreement, and each C$ Bank hereby irrevocably authorizes the Canadian Administrative Agent as Canadian administrative agent for such Bank to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Canadian Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against either Agent.

               10.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, the Administrative Agent may appoint CASC as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to CFC and distribution of funds to the Banks and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

               10.3 Exculpatory Provisions. Neither Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates (including, without limitation, CASC) shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by either Facility Borrower or any Subsidiary or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by either Agent under or in connection with, this Agreement or for any failure of either Facility Borrower or any Subsidiary to perform its obligations hereunder or thereunder. Neither Agent shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of either Facility Borrower or any Subsidiary.

               10.4 Reliance by Agents and CASC. Each Agent and CASC shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to CFC), independent accountants and other experts selected by the relevant Agent. Each Agent and CASC may deem and treat the Bank specified in the relevant Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the

Administrative Agent in accordance with Section 12.7. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks (or, if so specified in this Agreement, all of the Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall, in all cases, be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks (or, if so specified in this Agreement, all of the Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the obligations owing by the Facility Borrowers hereunder.

               10.5 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Bank or either Facility Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that either Agent receives such a notice, such Agent shall give notice thereof to the Banks, and, if such notice is received from a Bank, such Agent shall give notice thereof to each Facility Borrower and each other Bank. Subject to the proviso contained in Section 12.1, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks (or, if so specified in this Agreement, all of the Banks); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

               10.6 Non-Reliance on Agents, Other Banks and CASC. Each Bank expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates (including, without limitation, CASC) has made any representations or warranties to it and that no act by either Agent hereafter taken, including any review of the affairs of either Facility Borrower, shall be deemed to constitute any representation or warranty by either Agent to any Bank. Each Bank represents to each Agent and CASC that it has, independently and without reliance upon either Agent, any other Bank or CASC, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Facility Borrowers and made its own decision to make its Loans under, and enter into, this Agreement. Each Bank also represents that it will, independently and without reliance upon either Agent, any other Bank or CASC, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Facility Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Banks by the relevant Agent hereunder, neither Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of either Facility Borrower which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

               10.7 Indemnification. The Banks (or, in the case of the indemnity in favor of the Canadian Administrative Agent, the C$ Banks) agree to indemnify each Agent and CASC (to the extent not reimbursed by either Facility Borrower and without limiting the obligation of each Facility Borrower to do so), ratably according to the respective amounts of their respective Commitment Percentages (or, in the case of the indemnity in favor of the Canadian Administrative Agent, the C$

Banks' respective C$ Commitment Percentages) in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated, ratably in accordance with such Commitment Percentages (or C$ Commitment Percentages) immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent or CASC in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or CASC under or in connection with any of the foregoing, provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's or CASC's, as the case may be, gross negligence or willful misconduct. The agreements in this Section
10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

               10.8 Agents in their Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with each Facility Borrower as though such Agent was not an Agent hereunder. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not an Agent, and the terms "Bank" and "Banks" shall include such Agent in its individual capacity.

               10.9 Successor Agents. Each Agent may resign as Agent upon 30 days' notice to the Banks and the Facility Borrowers, and may be removed at any time with or without cause by the Required Banks. If an Agent shall resign or be removed as Agent under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor administrative agent or Canadian administrative agent, as applicable, which successor agent shall be approved by CFC, or (b) if a successor agent shall not have been so appointed and approved within the 30-day period following such Agent's notice to the Banks or its removal as Agent, such Agent shall then, with the consent of CFC, appoint a successor agent who shall serve as Administrative Agent or Canadian Administrative Agent, as applicable, until such time, if any, as the Required Banks appoint, and CFC approves, a successor agent as provided in (a) above. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Canadian Administrative Agent, as applicable, and the terms "Administrative Agent", "Canadian Administrative Agent" and "Agent", as applicable, shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the obligations owing by the Facility Borrowers hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

               10.10 The Managing Agents. No Managing Agent in its capacity as such shall have any rights, duties or responsibilities hereunder, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Managing Agent in its capacity as Managing Agent.

SECTION 11.  GUARANTEE

               11.1 Guarantee. In order to induce the Agents and the Banks to execute and deliver this Agreement and to make or maintain the C$ Loans, and in consideration thereof, CFC hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Agents and the Banks, the prompt and complete payment and performance by CCCL when due (whether at stated maturity, by acceleration or otherwise) of the CCCL Obligations. The guarantee contained in this Section 11, subject to Section 11.5, shall remain in full force and effect until the CCCL Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto CCCL may be free from any CCCL Obligations.

               CFC agrees that whenever, at any time, or from time to time, it shall make any payment to either Agent or any Bank on account of its liability under this Section 11, it will notify the Administrative Agent (and, in the cases of payments to it, the Canadian Administrative Agent) and such Bank in writing that such payment is made under the guarantee contained in this
Section 11 for such purpose. No payment or payments made by CCCL or any other Person or received or collected by either Agent or any Bank from CCCL or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the CCCL Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of CFC under this Section 11 which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding CCCL Obligations until, subject to Section 11.5, the CCCL Obligations are paid in full and the Commitments are terminated.

               11.2 No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Section 11, CFC hereby irrevocably waives (a) all rights which may have arisen in connection with the guarantee contained in this Section 11 to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including Section 509 thereof, under common law or otherwise) of either Agent or any Bank against CCCL or against either Agent or any Bank for the payment of the CCCL Obligations and (b) all contractual, common law, statutory and other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against CCCL or any other Person which may have arisen in connection with the guarantee of the CCCL Obligations contained in this Section 11, in each case until all CCCL Obligations have been paid in full. So long as the CCCL Obligations remain outstanding, if any amount shall be paid by or on behalf of CCCL or any other Person to CFC on account of any of the rights waived in this Section 11.2, such amount shall be held by CFC in trust, segregated from other funds of CFC, and shall, forthwith upon receipt by CFC, be turned over to the Administrative Agent in the exact form received by CFC (duly indorsed by CFC to the Administrative Agent, if required), to be applied against the CCCL Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section 11.2 shall survive the term of the guarantee contained in this Section 11 and the payment in full of the CCCL Obligations and the termination of the Commitments.

               11.3 Amendments, etc. with respect to the CCCL Obligations. CFC shall remain obligated under this Section 11 notwithstanding that, without any reservation of rights against CFC, and without notice to or further assent by CFC, any demand for payment of or reduction in the principal amount of any of the CCCL Obligations made by either Agent or any Bank may be rescinded by such Agent or such Bank, and any of the CCCL Obligations continued, and the CCCL Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by either Agent or any Bank, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as may be deemed advisable from time to time, and any collateral security, guarantee or right of offset at any time held by either Agent or any Bank for the payment of the CCCL Obligations may be sold, exchanged, waived, surrendered or released. No Agent or Bank shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the CCCL Obligations or for the guarantee contained in this Section 11 or any property subject thereto.

               11.4 Guarantee Absolute and Unconditional. CFC waives any and all notice of the creation, renewal, extension or accrual of any of the CCCL Obligations and notice of or proof of reliance by either Agent or any Bank upon the guarantee contained in this Section 11 or acceptance of the guarantee contained in this Section 11; the CCCL Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 11; and all dealings between CFC or CCCL, on the one hand, and the Agents and the Banks, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 11. CFC waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon CFC or CCCL with respect to the CCCL Obligations. The guarantee contained in this Section 11 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the CCCL Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by either Agent or any Bank, (b) the legality under applicable Requirements of Law of repayment by CCCL of any CCCL Obligations or the adoption of any Requirement of Law purporting to render any CCCL Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by CCCL) which may at any time be available to or be asserted by CFC or CCCL against either Agent or any Bank, or (d) any other circumstance whatsoever (with or without notice to or knowledge of CFC or CCCL) which constitutes, or might be construed to constitute, an equitable or legal discharge of CCCL for any CCCL Obligations, or of CFC under the guarantee contained in this Section 11, in bankruptcy or in any other instance. When either Agent or any Bank is pursuing its rights and remedies under this Section 11 against CFC, such Agent or Bank may, but shall be under no obligation to, pursue such rights and remedies as it may have against any CCCL or any other Person or against any collateral security or guarantee for the CCCL Obligations or any right of offset with respect thereto, and any failure by either Agent or any Bank to pursue such other rights or remedies or to collect any payments from CCCL or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of CCCL or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve CFC of any liability under this Section 11, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agents and the Banks against CFC.

               11.5 Reinstatement. The guarantee contained in this Section 11 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the CCCL Obligations is rescinded or must otherwise be restored or returned by either Agent or any Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of CCCL or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, CCCL or any substantial part of its property, or otherwise, all as though such payments had not been made.

               11.6 Payments. (a) CFC hereby agrees that any payments in respect of the CCCL Obligations pursuant to this Section 11 will be paid without setoff or counterclaim in C$ to (unless otherwise specified by the Administrative Agent) the Canadian Administrative Agent at the office of the Canadian Administrative Agent specified in Section 12.2.

               (b) In the event that any law, regulation, treaty or directive (whether or not in effect on the date hereof), shall require any Taxes to be withheld or deducted from any amount payable to any Bank under the guarantee contained in this Section 11, upon notice by such Bank to CFC (with a copy to the Administrative Agent) to the effect that as a result of such law, rule, regulation, treaty or directive, Taxes are being withheld or deducted from amounts payable to such Bank under the guarantee contained in this Section 11, CFC will pay to such Bank (or, if applicable, the relevant Agent or any other agent acting on such Bank's behalf) additional amounts (in the relevant currency) so that such additional amounts, together with amounts otherwise payable under the guarantee contained in this Section 11, will yield to such Bank, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, an amount that would be equal to the amount that such Bank would have received under the guarantee contained in this
Section 11 had no such withholding or deduction been required calculated after taking into account all applicable Taxes and Other Taxes. If CFC fails to pay any Taxes when due following notification by any Bank as provided above, CFC shall indemnify such Bank for any incremental taxes, interest or penalties that may become payable by any Bank as a result of any such failure by CFC to make such payment. Within 30 days after the payment by CFC of any Taxes withheld or deducted from any amount payable to any Bank under the guarantee contained in this Section 11, CFC will furnish to such Bank (with a copy to the Administrative Agent), the original or a certified copy of a receipt evidencing payment thereof.

               11.7 Judgments Relating to Guarantee. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under the guarantee contained in this Section 11 in one currency into another currency, CFC agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the relevant Bank (or agent acting on its behalf) could purchase the first currency with such other currency for the first currency on the Banking Day immediately preceding the day on which final judgment is given.

               (b) The obligations of CFC in respect of any sum due under the guarantee contained in this Section 11 shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with this Section 11 (the "Agreement Currency"), be discharged only to the extent that, on the Banking Day following receipt by any Bank (or agent acting on its behalf) (the "Applicable Creditor") of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, CFC agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, provided, that if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor, the Applicable Creditor agrees to remit such excess to CFC. The obligations of CFC contained in this Section 11.7 shall survive the termination of the guarantee contained in this Section 11 and the payment of all amounts owing hereunder.

               11.8 Independent Obligations. The obligations of CFC under the guarantee contained in this Section 11 are independent of the obligations of CCCL, and a separate action or actions may be brought and prosecuted against CFC whether or not CCCL be joined in any such action or actions. CFC waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

SECTION 12.  MISCELLANEOUS

               12.1 Amendments and Waivers. With the written consent of the Required Banks, the Administrative Agent and the Facility Borrowers may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Banks or of either Facility Borrower hereunder, and with the written consent of the Required Banks the Administrative Agent on behalf of the Banks may execute and deliver to the Facility Borrowers a written instrument waiving, on such terms and conditions as the Administrative Agent may specify (with such consent) in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) extend the maturity of any Loan, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, or reduce the amount or extend the time of payment of any Facility Fee or Acceptance Fee hereunder, or change the amount or terms of any Bank's Commitment, or amend, modify or waive any provision of this Section 12.1 or reduce the percentages specified in the definition of Required Banks, Required U.S. Banks or Required Canadian Banks, or consent to the assignment or transfer by either Facility Borrower of any of its rights and obligations under this Agreement or amend, modify or waive the provisions of Section 12.8, in each case without the prior written consent of each Bank directly affected thereby; (b) extend the Termination Date without the prior written consent of each Bank; or (c) release CFC from its obligations under the guarantee contained in Section 11 without the prior written consent of each C$ Bank; or (d) amend, modify or waive any provision of Section 10 without the prior written consent of each Agent directly affected thereby; or (e) amend, modify or waive any provision of Section 10.10 without the prior written consent of each Managing Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon each Facility Borrower, the Banks, each Agent and all future holders of the obligations owing by the Facility Borrowers hereunder. In the case of any waiver, each Facility Borrower, the Banks and each Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The Administrative Agent shall give the Canadian Administrative Agent prompt written notice of any waiver, amendment, supplement or modification entered into pursuant to this Section 12.1.

               12.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing or by facsimile transmission or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or when deposited in the mail, first class or air postage prepaid, or, in the case of facsimile transmission, when transmitted, receipt acknowledged, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Facility Borrowers, the Canadian Administrative Agent and the Administrative Agent, and as set forth in its Addendum in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the obligations owing by the Facility Borrowers hereunder:

CFC:                         Chrysler Financial Corporation
                             27777 Franklin Road
                             Southfield, Michigan  48034-8286
                             Attention:  Vice President and Treasurer
                             Telex:  230663
                             Answerback:  CHRYFINCL TRMI
                             Facsimile:  810-948-3801

CCCL:                        Chrysler Credit Canada Ltd.
                             27777 Franklin Road
                             Southfield, Michigan  48034-8286
                             Attention:  Vice President and Treasurer
                             Telex:  230663
                             Answerback:  CHRYFINCL TRMI
                             Facsimile:  810-948-3801

The Administrative Agent:    Chemical Bank
                             270 Park Avenue
                             New York, New York  10017
                             Attention:  Rosemary Bradley
                             Facsimile:  212-972-9854

With copies to:              Chemical Bank Agency Services
                             Grand Central Tower
                             140 East 45th Street
                             New York, New York  10017
                             Attention:  Sandra Miklave
                             Telex:  353-006
                             Answerback:  ABSC NYK
                             Facsimile:  212-622-0002

The Canadian
Administrative Agent:        Royal Bank of Canada
                             Loan Structuring and Syndications
                             Royal Bank Plaza, South Tower
                             200 Bay Street
                             Toronto, Ontario
                             Canada  M5J 2J5
                             Attention:  Manager, Business Operations
                             Facsimile:  416-974-2407

provided that any notice, request or demand to or upon an Agent pursuant to
Section 2.2, 2.3, 3.2, 3.3, 3.4, 4.6 or 4.7 shall not be effective until received.

               12.3 Clearing Accounts. (a) Each US$ Bank irrevocably authorizes the Administrative Agent and CASC to cause such Bank's Clearing Account to be debited as contemplated in Section 2.2 and to cause to be created an overdraft in such account if the balance in such Bank's Clearing Account on a particular Borrowing Date is less than the amount of the U.S. Loan to be made by such Bank on such day. In addition each US$ Bank irrevocably authorizes the Administrative Agent and CASC to cause such Bank's Clearing Account to be credited with its ratable share of payments received by the Administrative Agent from CFC. The Clearing Account of each US$ Bank shall be maintained at its own expense and free of charge to the Administrative Agent, CASC and CFC.

               (b) The Administrative Agent may at any time in its sole discretion, upon prior notice to CFC and the US$ Banks, discontinue the use of ACH procedures in connection with U.S. R/C Loans made pursuant hereto, and the US$ Banks shall thereafter fund each U.S. Loan required to be made by them hereunder by making available the amount thereof to the Administrative Agent for the account of CFC at the office of the Administrative Agent set forth in
Section 12.2 in funds immediately available to the Administrative Agent.

               12.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of either Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or of the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               12.5 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

               12.6 Payment of Expenses. Each of CFC and, as applicable, CCCL, agrees:

               (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to or waiver under, this Agreement and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and the administration of this Agreement, including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett, special counsel to the Administrative Agent and the Banks;

               (b) to pay or reimburse each Bank and each Agent for all costs and expenses (other than legal fees and disbursements) incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, and the reasonable fees and disbursements of one firm of special counsel in each of the United States and Canada to the Agents and the Banks; and

               (c) to (i) indemnify each Bank from and against liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than legal fees and disbursements) of any kind whatsoever (and, with respect to any proceeding or related proceedings, the reasonable fees and disbursements of one firm of special counsel to the relevant Banks in connection with such proceeding(s)) which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Bank in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Bank under or in connection with any of the foregoing, provided that no Borrower shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from (x) the ordinary course of administration of this Agreement or such other documents by any Bank or (y) any Bank's gross negligence or willful misconduct or bad faith; and (ii) pay or reimburse (x) each Bank for any payments made by such Bank to either Agent or CASC pursuant to the provisions of Section 10.7 and (y) each Agent and CASC for any and all liabilities, expenses or disbursements incurred by any of them which pursuant to the provisions of Section 10.7 are the subject of indemnification payments from the Banks to the extent that such Agent or CASC, as the case may be, for whatever reason, did not receive such indemnification payments from any Bank or Banks.

The agreements in this Section 12.6 shall survive repayment of the Loans and all other amounts payable hereunder.

               12.7 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that (x) no Borrower may assign its rights or obligations hereunder without the prior consent of all of the Banks (in the case of CFC) or all of the C$ Banks (in the case of CCCL), and (y) no assignment by a Bank of any of its rights or obligations hereunder shall be effective unless (i) the assignee is a Commercial Bank (unless otherwise agreed by CFC in its sole discretion), (ii) the assignee shall have designated in writing to the Administrative Agent an account at the office of a bank that is an ACH member to serve as such assignee's "Clearing Account" hereunder,
(iii) in the event of an assignment of less than all of such Bank's obligations, (A) the principal amount of such Bank's obligations (which may constitute U.S. Commitments and/or Canadian Commitments) so assigned shall be in an aggregate amount of $8,000,000 or greater and (B) after giving effect to any such assignment, the transferor Bank and the assignee (in each case together with any Bank which is a subsidiary, affiliate, branch or agency of such transferor Bank or assignee, respectively) shall each have obligations hereunder (which may constitute U.S. Commitments and/or Canadian Commitments) aggregating not less than $8,750,000 (unless, in each case, at CFC's discretion, a lesser amount is mutually agreed upon between CFC and such Bank or assignee, as applicable), (iv) CFC and the Administrative Agent shall have consented to the making of such assignment (which consent in each case shall not be unreasonably withheld or delayed), (v) the transferor Bank, the assignee, the Administrative Agent and CFC (if its consent to such assignment is required hereunder) shall have executed and delivered an Assignment and Acceptance substantially in the form of Exhibit D-1, and (vi) the transferor Bank shall have paid to the Administrative Agent a registration and processing fee of $2,500 (or such lesser amount as may be agreed to by the Administrative Agent); provided, however, that no consent by CFC shall be required in the case of assignments to a Commercial Bank controlled by, controlling or under common control with an assignor Bank or pursuant to a merger or consolidation of such Bank with another entity or a similar transaction involving such Bank. Upon the effectiveness of any assignment pursuant to this Section 12.7,
Schedule I shall be deemed to be amended to reflect such assignment. Each Bank may sell participations in its Commitment or in all or any part of any Loan made by it hereunder to a Commercial Bank, in which event the participant shall not have any rights under this Agreement (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant thereto) and all amounts payable by the Facility Borrowers under Sections 2, 3 and 4 shall be determined as if such Bank had not sold such participations; provided that
(1) the terms of any participation agreement or certificate relating to any such participation shall prohibit any subparticipations by such participant;
(2) any such participation agreement or certificate shall permit the Bank granting such participations the right to consent to waivers, amendments or supplements to this Agreement without the consent of such participant except in the case of (x) waivers of any Default or Event of Default described in
Section 9(a), and (y) any amendment or modification extending the maturity of any Loan, or reducing the interest rate in respect of any Loan, or reducing any Facility Fee, or extending the time of payment of interest on any Loan or of any Facility Fee, or reducing the principal amount of any Loan, in each case to the extent such waiver, amendment or supplement directly affects such participant and (3) a participating interest of at least $8,000,000 shall be sold pursuant to any such participation (unless, at CFC's discretion, a lesser amount is mutually agreed upon between CFC and such Bank).

               (b) Nothing herein shall prohibit any US$ Bank from pledging or assigning all or any portion of its U.S. R/C Loans to any Federal Reserve Bank in accordance with applicable law. In order to facilitate such pledge or assignment, CFC hereby agrees that, upon request of any US$ Bank at any time and from time to time after CFC has made its initial borrowing hereunder, CFC shall provide to such Bank, at CFC's own expense, a promissory note, substantially in the form of Exhibit E, evidencing the U.S. R/C Loans owing to such Bank.

               (c) (i) The Administrative Agent shall maintain at its address referred to in Section 12.2 a copy of each Assignment and Acceptance delivered to it and a register (the "U.S. Register") for the recordation of the names and addresses of the US$ Banks, the U.S. Commitments of such Banks, and the principal amount of each category of U.S. Loan owing to each such Bank from time to time. The entries in the U.S. Register shall be conclusive, in the absence of clearly demonstrable error, and CFC, the Administrative Agent and the Banks may treat each Person whose name is recorded in the U.S. Register as the owner of the U.S. R/C Loans recorded therein for all purposes of this Agreement. The U.S. Register shall be available for inspection by CFC or any US$ Bank at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall give prompt written notice to CFC of the making of any entry in the U.S. Register or any change in any such entry.

               (ii) The Canadian Administrative Agent shall maintain at its address referred to in Section 12.2 a register (the "Canadian Register") for the recordation of the names and addresses of the C$ Banks, the Canadian Commitments of such Banks, and the principal amount of each category of C$ Loan owing to each such Bank from time to time. The entries in the Canadian Register shall be conclusive, in the absence of clearly demonstrable error, and CCCL, the Canadian Administrative Agent and the Banks may treat each Person whose name is recorded in the Canadian Register as the owner of the C$ Loans recorded therein for all purposes of this Agreement. The Canadian Register shall be available for inspection by CFC, CCCL or any C$ Bank at any reasonable time and from time to time upon reasonable prior notice. The Canadian Administrative Agent shall give prompt written notice to CCCL of the making of any entry in the Canadian Register or any change in any such entry.

               12.8 Right of Set-off. Upon (a) the occurrence and during the continuance of an Event of Default and (b) with the consent of the Required Banks, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (including, without limitation, its branches) to or for the credit or the account of either Facility Borrower against any and all of the obligations of such Facility Borrower now or hereafter existing under this Agreement, irrespective of whether or not such Bank shall have made any demand under this Agreement and although such obligations may be unmatured. Each Bank agrees promptly to notify the relevant Facility Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 12.8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

               12.9 Adjustments. If any Bank (a "benefitted Bank") shall at any time, except in connection with any termination, replacement or assignment of or by such Bank pursuant to this

Agreement, receive any payment of all or part of its U.S. R/C Loans or C$ Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 9, or otherwise) in a greater proportion than any such payment to, or any collateral received by, any other Bank, if any, in respect of such other Bank's U.S. R/C Loans or C$ Loans, as the case may be, or interest thereon, such benefitted Bank shall purchase for cash from the other US$ Banks or C$ Banks, as the case may be, such portion of each such other Bank's U.S. R/C Loans or C$ Loans, as the case may be, or shall provide such other relevant Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the other relevant Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Facility Borrower agrees that each Bank so purchasing a portion of another Bank's U.S. R/C Loans or C$ Loans, as the case may be, may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

               12.10 New Banks; Commitment Increases; Commitment Reallocations. (a) With the consent of CFC and upon notification to the Administrative Agent, one or more additional Commercial Banks may become a party to this Agreement by executing a New Bank Supplement hereto with CFC and the Administrative Agent, substantially in the form of Exhibit D-2, whereupon such Commercial Bank (herein called a "New Bank") shall become a Bank for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule I hereto shall be deemed to be amended to add the name and Commitment of such New Bank. Each New Bank shall be designated as a US$ Bank with a U.S. Commitment and/or a C$ Bank with a Canadian Commitment, as specified in such New Bank Supplement.

               (b) With the consent of CFC and upon notification to the Administrative Agent, any Bank may increase the amount of its Commitment by executing a Commitment Increase Supplement hereto with CFC and the Administrative Agent, substantially in the form of Exhibit D-3, whereupon such Bank shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased (which increase shall be allocated to its U.S. Commitment and/or its Canadian Commitment, as specified in such Commitment Increase Supplement), and Schedule I hereto shall be deemed to be amended to add the increased Commitment of such Bank.

               (c) With the consent of the Administrative Agent (which shall not be unreasonably withheld), so long as no Default or Event of Default shall have occurred and be continuing, CFC may reallocate all or any portion of the Canadian Commitment of any C$ Bank to the U.S. Commitment of such C$ Bank's Related US$ Bank or reallocate all or any portion of the U.S. Commitment of any US$ Bank to the Canadian Commitment of such US$ Bank's Related C$ Bank by executing a Commitment Reallocation Supplement hereto with the Administrative Agent, substantially in the form of Exhibit D-4, whereupon the affected US$ Bank and C$ Bank shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of the U.S. Commitment or Canadian Commitment of such Bank after giving effect to such reallocation, and Schedule I hereto shall be deemed to be amended to reflect such reallocation. Each reallocation pursuant to this Section 12.10(c) shall be subject to the prior written consent of the affected US$ Bank and C$ Bank, provided, that each C$ Bank and its Related US$ Bank confirm that, as of the date hereof, such C$ Bank and its Related US$ Bank are willing to consider any reallocation of such Related US$ Bank's U.S. Commitment to such C$ Bank's Canadian Commitment which does not increase such C$ Bank's Canadian Commitment above its Initial Offered Canadian Commitment Amount.

               (d) (i) If on the date upon which a Commercial Bank becomes a New Bank (designated as a US$ Bank), upon which a Bank obtains a U.S. Commitment or upon which a US$ Bank's U.S. Commitment is changed pursuant to
Section 12.10, there is an unpaid principal amount of U.S. R/C Loans, CFC shall borrow U.S. R/C Loans from, or prepay U.S. R/C Loans of, such Bank, as applicable, in an amount such that, after giving effect thereto, the quotient of (x) the U.S. R/C Loans of such Bank of each Type (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) and (y) such Bank's U.S. Commitment is equal to the comparable quotient of each other US$ Bank. Any Eurodollar Loan borrowed pursuant to the preceding sentence shall bear interest at a rate equal to the respective interest rates then applicable to the Eurodollar Loans of the other US$ Banks in the same Eurodollar Tranche.

               (ii) If on the date upon which a Commercial Bank becomes a New Bank (designated as a C$ Bank), upon which a Bank obtains a Canadian Commitment or upon which a C$ Bank's Canadian Commitment is changed pursuant to Section 12.10, there is an unpaid principal amount of C$ Loans, CCCL shall borrow C$ Loans from, or prepay or cash collateralize (in the case of Bankers' Acceptances) C$ Loans of, such Bank, as applicable, in an amount such that, after giving effect thereto, the quotient of (x) the C$ Loans of such Bank of each category (and, in the case of Bankers' Acceptances, of each maturity) and
(y) such Bank's Canadian Commitment is equal to the comparable quotient of each other C$ Bank. Any Bankers' Acceptance borrowed pursuant to the preceding sentence shall yield an Acceptance Fee at a rate equal to the respective Acceptance Fee rates then applicable to the Bankers' Acceptances of the other C$ Banks having comparable maturities.

               (e) The Administrative Agent shall advise the Canadian Administrative Agent and the Banks of each addition of a New Bank and of each change in a Bank's U.S. Commitment or Canadian Commitment pursuant to this
Section 12.10 and of the amount of any borrowing or prepayment required to be made from or to any such Bank pursuant to this Section 12.10 upon such addition or change.

               12.11 Tax Forms. If any Bank which becomes a party to this Agreement on any day after the date hereof pursuant to Section 12.7 or 12.10 is organized under the laws of any jurisdiction other than the United States or any state thereof, such Bank shall, on the date such Person becomes a Bank,
(i) represent to the transferor Bank (if applicable), the Administrative Agent and the Facility Borrowers that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Facility Borrowers or the transferor Bank (if applicable) with respect to any payments to be made to such Bank in respect of the Loans hereunder, (ii) furnish to the transferor Bank (if applicable), the Administrative Agent and CFC either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Bank claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) agree (for the benefit of the transferor Bank (if applicable), the Administrative Agent and the Facility Borrowers) to provide the transferor Bank (if applicable), the Administrative Agent and CFC a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Bank, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

               12.12 Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with CFC and the Administrative Agent.

               12.13 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

               12.14 Submission to Jurisdiction; Waivers. Each Facility Borrower hereby irrevocably and unconditionally:

               (a) submits for itself and its property in any legal action or proceeding commenced by any party hereto relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

               (b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               (c) agrees that services of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CFC at its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified with copies addressed as set forth in Section 12.2; and

               (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

               12.15 Integration. This Agreement represents the agreement of each party with respect to the subject matter hereof and there are no promises or representations by either Agent or any Bank relative to the subject matter hereof not reflected herein.

               12.16 Judgments Relating to CCCL. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder by CCCL in one currency into another currency, CCCL agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the relevant Bank could purchase the first currency with such other currency for the first currency on the Banking Day immediately preceding the day on which final judgment is given.

               (b) The obligations of CCCL in respect of any sum due in C$ to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than C$, be discharged only to the extent that, on the Banking Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase C$ with the Judgment Currency; if the amount of C$ so purchased is less than the sum originally due to the Applicable Creditor in C$, CCCL agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, provided, that if the amount of C$ so purchased exceeds the sum originally due to the Applicable Creditor, the Applicable Creditor agrees to remit such excess to CCCL. The obligations of the CCCL contained in this
Section 12.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

               12.17 WAIVERS OF JURY TRIAL. THE FACILITY BORROWERS, THE ADMINISTRATIVE AGENT, THE CANADIAN ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


               CHRYSLER FINANCIAL CORPORATION


               By:\s\ D.M. Cantwell
                  ------------------------------------
                  Title:  Vice President and Treasurer


               CHRYSLER CREDIT CANADA LTD.


               By:\s\ D.M. Cantwell
                  ------------------------------------
                  Title:  Vice President and Treasurer


               CHEMICAL BANK,
                 as Administrative Agent


               By:\s\ Rosemary Bradley
                  ------------------------------------
                  Title:  Vice President


               ROYAL BANK OF CANADA,
                 as Canadian Administrative Agent


               By:\s\ David W. Cox
                  ------------------------------------
                  Title:  Senior Manager

                                                                 SCHEDULE I TO
                                         SHORT TERM REVOLVING CREDIT AGREEMENT



                                                                                  Initial Offered
                                                                   Canadian           Canadian             Combined
Banks                                      U.S. Commitment        Commitment      Commitment Amount       Commitment
- -----                                      ---------------        ----------      -----------------       ----------
Chemical Bank(1) ...................        $ 48,750,000        $  8,750,000        $  8,750,000        $ 57,500,000
The Chase Manhattan Bank, N.A ......          50,000,000                  --                  --          50,000,000
Royal Bank of Canada ...............          55,000,000          26,250,000         100,000,000          81,250,000
ABN AMRO Bank N.V.(2) ..............          65,000,000           6,250,000           6,250,000          71,250,000
Bank of America NT & SA(3) .........          62,500,000           8,750,000           8,750,000          71,250,000
The Bank of New York ...............          71,250,000                  --                  --          71,250,000
The Bank of Nova Scotia ............          46,250,000          25,000,000          87,500,000          71,250,000
Banque Nationale de Paris,
 Chicago Branch(4) .................          67,500,000           3,750,000           3,750,000          71,250,000
Canadian Imperial Bank of Commerce .          46,250,000          25,000,000          87,500,000          71,250,000
Credit Suisse(5) ...................          63,750,000           7,500,000           7,500,000          71,250,000
The Long-Term Credit Bank of Japan,
  Ltd. New York Branch .............          71,250,000                  --                  --          71,250,000
Morgan Guaranty Trust Company of
  New York(6) ......................          67,500,000           3,750,000           3,750,000          71,250,000
NationsBank, N.A ...................          71,250,000                  --                  --          71,250,000
NBD Bank ...........................          71,250,000                  --                  --          71,250,000
Societe Generale(7) ................          62,500,000           8,750,000           8,750,000          71,250,000
The Toronto-Dominion Bank ..........          46,250,000          25,000,000          87,500,000          71,250,000
Commerzbank Aktiengesellschaft Grand
  Cayman Branch ....................          50,000,000                  --                  --          50,000,000
Credit Lyonnais Chicago Branch(8) ..          40,000,000          10,000,000          10,000,000          50,000,000
The Fuji Bank, Limited .............          50,000,000                  --                  --          50,000,000
Swiss Bank Corporation, New York
  Branch(9) ........................          43,750,000           6,250,000           6,250,000          50,000,000
Union Bank of Switzerland
  (Chicago Branch)(10) .............          43,750,000           6,250,000           6,250,000          50,000,000
Bank of Montreal ...................          18,750,000          12,500,000          37,500,000          31,250,000
Banque Paribas .....................          31,250,000                  --                  --          31,250,000
Comerica Bank ......................          31,250,000                  --                  --          31,250,000
The Dai-Ichi Kangyo Bank, Ltd.(11) .          28,750,000           2,500,000           2,500,000          31,250,000
Fleet National Bank ................          31,250,000                  --                  --          31,250,000
The Sakura Bank, Limited ...........          31,250,000                  --                  --          31,250,000
The Sanwa Bank, Ltd., Chicago Branch          31,250,000                  --                  --          31,250,000
Bayerische Vereinsbank AG ..........          25,000,000                  --                  --          25,000,000
Kredietbank N.V ....................          25,000,000                  --                  --          25,000,000
Mellon Bank N.A.(12)................          22,500,000           2,500,000           2,500,000          25,000,000
National Westminster Bank Plc(13) ..          22,500,000           2,500,000           2,500,000          25,000,000
PNC Bank, N.A ......................          25,000,000                  --                  --          25,000,000
Banca Nazionale Del Lavoro S.p.A. -
  New York Branch ..................          18,750,000                  --                  --          18,750,000

- --------
 1 Related C$ Bank: Chemical Bank of Canada
 2 Related C$ Bank: ABN AMRO Bank Canada
 3 Related C$ Bank: Bank of America Canada
 4 Related C$ Bank: Banque Nationale de Paris (Canada)
 5 Related C$ Bank: Credit Suisse Canada
 6 Related C$ Bank: J.P. Morgan Canada
 7 Related C$ Bank: Societe Generale (Canada)
 8 Related C$ Bank: Credit Lyonnais Canada
 9 Related C$ Bank: Swiss Bank Corporation
10 Related C$ Bank: Union Bank of Switzerland (Canada)
11 Related C$ Bank: Dai-Ichi Kangyo Bank (Canada)
12 Related C$ Bank: Mellon Bank Canada
13 Related C$ Bank: National Westminster Bank of Canada

                                                                                         Initial Offered
                                                                       Canadian              Canadian             Combined
Banks                                        U.S. Commitment          Commitment         Commitment Amount       Commitment
- -----                                        ---------------          ----------         -----------------       ----------
Caisse Nationale de Credit Agricole .            18,750,000                    --                    --            18,750,000
CARIPLO - Cassa di Risparmio delle
  Provincie Lombarde S.p.A ..........            18,750,000                    --                    --            18,750,000
The Mitsui Trust and Banking Company,
  Limited ...........................            18,750,000                    --                    --            18,750,000
Banca Commerciale Italiana(14) ......            10,000,000             2,500,000             2,500,000            12,500,000
Banca Di Roma - Chicago Branch ......            12,500,000                    --                    --            12,500,000
Bankers Trust Company ...............            12,500,000                    --                    --            12,500,000
Bank of Tokyo - Mitsubishi Ltd.......
  New York Branch ...................            12,500,000                    --                    --            12,500,000
Barclays Bank PLC ...................            12,500,000                    --                    --            12,500,000
CoreStates Bank, N.A ................            12,500,000                    --                    --            12,500,000
Istituto Bancario San Paolo di
  Torino SpA ........................            12,500,000                    --                    --            12,500,000
National Bank of Canada .............             6,250,000             6,250,000             6,250,000            12,500,000
The Northern Trust Company ..........            12,500,000                    --                    --            12,500,000
Wells Fargo Bank, N.A ...............            12,500,000                    --                    --            12,500,000
The Yasuda Trust & Banking Co., Ltd.             12,500,000                    --                    --            12,500,000
Banca CRT S.p.A .....................             8,750,000                    --                    --             8,750,000
Credito Italiano SpA ................             8,750,000                    --                    --             8,750,000
The First National Bank of Maryland .             8,750,000                    --                    --             8,750,000
Gulf International Bank B.S.C .......             8,750,000                    --                    --             8,750,000
Michigan National Bank ..............             8,750,000                    --                    --             8,750,000
National City Bank ..................             8,750,000                    --                    --             8,750,000
Seattle-First National Bank .........             8,750,000                    --                    --             8,750,000
Society National Bank ...............             8,750,000                    --                    --             8,750,000
United States National Bank of Oregon             8,750,000                    --                    --             8,750,000
  Total .............................        $1,800,000,000        $  200,000,000        $  486,250,000        $2,000,000,000

- --------
14 Related C$ Bank: Banca Commerciale Italiana of Canada

                                                                SCHEDULE II TO
                                         SHORT TERM REVOLVING CREDIT AGREEMENT

                                         None

                                                                  EXHIBIT A TO
                                         SHORT TERM REVOLVING CREDIT AGREEMENT

                              [FORM OF ADDENDUM]

               ADDENDUM TO SHORT TERM REVOLVING CREDIT AGREEMENT

               The undersigned Bank (a) agrees to all of the provisions of the Short Term Revolving Credit Agreement dated as of April 26, 1996 among Chrysler Financial Corporation ("CFC"), Chrysler Credit Canada Ltd. ("CCCL"), the Banks parties thereto, the Managing Agents parties thereto, Royal Bank of Canada, as Canadian Administrative Agent, and Chemical Bank, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), and (b) becomes a party thereto, as a Bank and, in each case to the extent indicated on Schedule I to the Credit Agreement, a US$ Bank and/or a C$ Bank, with an obligation (i) in the case of a US$ Bank, to make U.S. R/C Loans to CFC and (ii) in the case of a C$ Bank, to make C$ R/C Loans to and accept Bankers' Acceptances from CCCL, provided, that, after giving effect thereto, as applicable, (x) the aggregate principal amount of a US$ Bank's U.S. R/C Loans shall not exceed such US$ Bank's U.S. Commitment as set forth opposite the undersigned Bank's name on said Schedule I and (y) the aggregate principal amount (US$ Equivalent) of a C$ Bank's C$ R/C Loans and Bankers' Acceptances shall not exceed such C$ Bank's Canadian Commitment as set forth opposite the undersigned Bank's name on said Schedule I, in each case as the amount of such U.S. Commitment or Canadian Commitment, as applicable, may be changed from time to time as provided in the Credit Agreement. Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

               1. Address(es) for notices for the purposes of Section 12.2 of the Credit Agreement:

        Address(es) for Notices:

        ______________________________         ______________________________

        ______________________________         ______________________________
        Attention:                             Attention:

        Telecopy Number:                       Telecopy Number:


              2. For US$ Banks only:

        Clearing Account No.:  _________________
        Name of Automated Clearing House Member
        at which Clearing Account is Located: _______________________________



                              Name of Bank:__________________________________


As of April 26, 1996          By ____________________________________________
                                               Title:

                                                                  EXHIBIT B TO
                                         SHORT TERM REVOLVING CREDIT AGREEMENT

                         [FORM OF CLOSING CERTIFICATE]

                              CLOSING CERTIFICATE

               Pursuant to Sections 6.1(b), (c) and (d) of the Short Term Revolving Credit Agreement dated as of April 26, 1996 (the "Credit Agreement"; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement) among CHRYSLER FINANCIAL CORPORATION ("CFC"), CHRYSLER CREDIT CANADA LTD. ("CCCL"), the Banks parties thereto, the Managing Agents parties thereto, ROYAL BANK OF CANADA, as Canadian Administrative Agent, and CHEMICAL BANK, as Administrative Agent, the undersigned ________ of [CFC] [CCCL] hereby certifies as follows:

               1. The representations and warranties of [CFC] [CCCL] contained in the Credit Agreement or in any certificate, document or financial or other statement furnished by or on behalf of [CFC] [CCCL] pursuant to or in connection with the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof except for representations and warranties stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date;

               2. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Loans to be made on the date hereof;

               3. ____________________ is and at all times since
        _____________________ 19__, has been the duly elected and qualified [Assistant] Secretary of [CFC] [CCCL] and the signature set forth on the signature line for such officer below is such officer's true and genuine signature;

and the undersigned [Assistant] Secretary of [CFC] [CCCL] hereby certifies as follows:

               4. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against [CFC] [CCCL], nor to my knowledge has any other event occurred affecting or threatening the corporate existence of [CFC] [CCCL];

               5. [CFC] [CCCL] is a corporation duly organized, validly existing and in good standing under the laws of [Michigan] [Canada];

               6. Attached hereto as Exhibit A is a complete and correct copy of resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of [CFC] [CCCL] on _________, 19__; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; such resolutions are the only corporate proceedings of [CFC] [CCCL] now in force relating to or affecting the matters referred to therein;

               7. Attached hereto as Exhibit B is a complete and correct copy of the by-laws of [CFC] [CCCL] as in effect at all times since _________________, 19__ to and including the date hereof; and attached hereto as Exhibit C is a true and complete copy of the certificate of incorporation of [CFC] [CCCL] as in effect at all times since ___________________, 19__ to and including the date hereof; and

               8. The following persons are now duly elected and qualified officers of [CFC] [CCCL] holding the offices indicated next to their respective names below, and such officers have held such offices with [CFC] [CCCL] at all times since ________________, 19__ to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of [CFC] [CCCL] the Credit Agreement and any certificate or other document to be delivered by [CFC] [CCCL] pursuant to the Credit Agreement:

         Name                        Office                   Signature
         ----                        ------                   ---------

_____________________              [________]            ____________________


_____________________         [Assistant] Secretary      ____________________


        IN WITNESS WHEREOF, the undersigned have hereto set our names.


_____________________                               _____________________

Title:  [___________]                       Title:  [Assistant] Secretary

Date:  April 26, 1996

                                                                EXHIBIT C-1 TO
                                                                    SHORT TERM
                                                    REVOLVING CREDIT AGREEMENT

                [FORM OF OPINION OF SIMPSON THACHER & BARTLETT]




                                                              April 26, 1996


To:      Chemical Bank, as administrative agent
         under the Revolving Credit Agreement
         referred to below
         270 Park Avenue
         New York, New York 10017

         The Banks listed on Schedule I hereto

                  Re: The Short Term Revolving Credit Agreement, dated as of April 26, 1996 (the "Credit Agreement"), among Chrysler Financial Corporation, a Michigan corporation ("CFC"), Chrysler Credit Canada Ltd., a Canadian corporation ("CCCL"; together with CFC, the "Facility Borrowers"), the Banks parties thereto, the Managing Agents parties thereto, Royal Bank of Canada, as Canadian Administrative Agent, and Chemical Bank, as Administrative Agent.


Ladies and Gentlemen:

                  We have acted as counsel to the Administrative Agent in connection with the execution and delivery of the Credit Agreement.

                  This opinion is delivered to you pursuant to Section 6.1(e)(i) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                  In arriving at the opinion expressed below, we have examined
(a) a counterpart of the Credit Agreement, signed by CFC, CCCL, the Canadian Administrative Agent and the Administrative Agent and (b) such documents as we have deemed necessary or appropriate for the purposes of this opinion.

                  In such examination, we have assumed the genuineness of all signatures, the authenticity, regularity and completeness of all documents submitted to us as originals, the completeness of all documents submitted to us as certified, conformed or photostatic copies and the conformity of such documents to the original documents.

                  We have also assumed that the Credit Agreement has been duly authorized, executed and delivered by each Facility Borrower; that each Facility Borrower is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement; that neither Facility Borrower is an "investment company" within the meaning of the Investment Company Act of 1940, as amended; that the execution, delivery and performance by each Facility Borrower of the Credit Agreement has

                                     -2-                       April 26, 1996




been duly authorized by all necessary corporate action on the part of each Facility Borrower, does not contravene the certificate of incorporation, by-laws or similar organizational documents of either Facility Borrower, does not violate, or require any consent not obtained under, any applicable law or regulation or any order, writ, injunction or decree of any court or other Governmental Authority binding upon either Facility Borrower and does not violate, or require any consent not obtained under, any contractual obligation applicable to or binding upon either Facility Borrower; and that the Credit Agreement constitutes a valid and legally binding obligation of the Canadian Administrative Agent, the Managing Agents and the Banks.

                  Based upon the foregoing, and subject to the qualifications and comments set forth below, we are of the opinion that, insofar as the law of the State of New York is concerned, the Credit Agreement constitutes a valid and legally binding obligation of each Facility Borrower, enforceable against each Facility Borrower in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, except that we express no opinion as to (a) Section 12.14(b) of the Credit Agreement insofar as it relates to an action brought in the United States District Court for the Southern District of New York and note that such matters may be raised by such court; (b) any indemnification obligations of the Facility Borrowers under the Credit Agreement to the extent such obligations might be deemed to be inconsistent with public policy; (c) any provision of the Credit Agreement that purports to establish an evidentiary standard for determinations by the Banks or either Agent; (d) any setoff right contained in Section 12.8 or 12.9 of the Credit Agreement authorizing any Bank to set off and apply deposits at any time held, and any other indebtedness at any time owing, by such Bank to or for the account of any party against any participation transferred to or by such Bank; or (e) Sections 11.7 and 12.16 of the Credit Agreement.

                  We note that (i) a New York statute provides that with respect to a foreign currency obligation, a court of the State of New York shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (ii) with respect to a foreign currency obligation, a United States Federal court in New York may award judgment in United States dollars, provided that we express no opinion as to the rate of exchange such court would apply.

                  We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York.

                  This opinion has been rendered solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be relied upon by you for any other purpose, or relied upon by any other person, firm or corporation without our prior written consent or furnished to any other person, firm or corporation other than any assignee or participant under the Credit Agreement or any bank examiner or other regulatory authority without our prior written consent.

                                            Very truly yours,

                                            SIMPSON THACHER & BARTLETT

                                  SCHEDULE I

                                   THE BANKS

                                                                   EXHIBIT C-2
                                                                 TO SHORT TERM
                                                    REVOLVING CREDIT AGREEMENT



                      [FORM OF OPINION OF GENERAL COUNSEL
                                      of
                                     CFC]


                                                                April 26, 1996


To:      Chemical Bank, as Administrative Agent
         270 Park Avenue
         New York, New York  10017

         The Banks parties to the Credit Agreement referred to below

Dear Sirs:

                  I am General Counsel of Chrysler Financial Corporation, a Michigan corporation ("CFC"), and have acted as counsel to CFC in connection with the execution and delivery of the Short Term Revolving Credit Agreement, dated as of April 26, 1996 (the "Credit Agreement"), among CFC, Chrysler Credit Canada Ltd. ("CCCL"; together with CFC, the "Facility Borrowers"), the Banks parties thereto, the Managing Agents thereto, Royal Bank of Canada, as Canadian Administrative Agent, and Chemical Bank, as Administrative Agent. This opinion is delivered to you pursuant to Section 6.1(e)(ii) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

                  In connection with this opinion, I, or members of my staff, have examined executed copies (or telecopies of signature pages) of the Credit Agreement and such corporate documents and records of the Facility Borrowers, and certificates of public officials and officers of the Facility Borrowers, and such other documents, as I, or members of my staff, have deemed necessary or appropriate for the purposes of this opinion. For the purposes of this opinion, I have assumed (i) the genuineness of all signatures of, and the authority of, Persons signing the Credit Agreement on behalf of parties thereto other than the Facility Borrowers, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies and (iv) the due authorization, execution and delivery of the Credit Agreement by the parties thereto other than the Facility Borrowers.

                  My opinions expressed herein are limited to the laws of the State of Michigan, the State of New York, the General Corporation Law of the State of Delaware, and the Federal laws of the United States of America (the "Specified Laws"), and I do not express any opinion herein concerning any other law (including, without limitation, any law of any political subdivision of the foregoing States). For the purposes of this opinion I have assumed that the laws of the State of New York are identical to the laws of the State of Michigan.

                  Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that:

                  1. CFC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and is duly qualified as a foreign corporation to do business and is in good standing in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of business transacted by it makes such qualification necessary, except to the extent that the failure to be so qualified or in good standing would not have a material adverse effect on the business, operations or financial condition of CFC and its Subsidiaries taken as a whole.

                  2. The Credit Agreement has been duly executed and delivered on behalf of CFC. The execution, delivery and performance by each Facility Borrower of the Credit Agreement (a) are within the corporate powers of CFC, (b) have been duly authorized by all necessary corporate action on the part of CFC, and (c) do not contravene (i) the charter or by-laws of CFC, (ii) any law, rule, or regulation under the Specified Laws presently in effect which affects or binds either Facility Borrower or any of its respective properties (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System) or, to the best of my knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect which affects or binds either Facility Borrower or any of its respective properties or (iii) to the best of my knowledge, any Contractual Obligation to which either Facility Borrower is a party; except to the extent that such contravention, in case of either clause (ii) or (iii), would not have a material adverse effect on the business, operations or financial condition of CFC and its Subsidiaries taken as a whole or on the ability of either Facility Borrower to fulfill its obligations under the Credit Agreement or on the rights and remedies of either Agent or any of the Banks thereunder.

                  3. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority under the Specified Laws is required to be obtained or made by either Facility Borrower for the due execution, delivery and performance by such Facility Borrower of the Credit Agreement.

                  4. To the best of my knowledge after due inquiry, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened by or against CFC or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to the Credit Agreement, or
         (b) which would, if adversely determined, have a material adverse effect on the business, operations, property or financial condition of CFC and its Subsidiaries taken as a whole.

                  5. The Credit Agreement constitutes the legal, valid and binding obligation of each Facility Borrower, enforceable against each Facility Borrower in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  6. Neither Facility Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  7. None of the Administrative Agent, the Canadian Administrative Agent, the Managing Agents and the Banks will become subject to any income, franchise or other tax imposed by a Governmental Authority of the State of Michigan solely by reason of the transactions contemplated by the Credit Agreement.

                  I express no opinion as to (a) the effect of any laws other than the Specified Laws which limit the rates of interest legally chargeable or collectible; (b) any obligation of any party to the Credit Agreement to indemnify other Persons to the extent such obligation might be deemed to be inconsistent with public policy; (c) any setoff right contained in Section
12.8 of the Credit Agreement authorizing any Bank to set off and apply deposits at any time held, and any other indebtedness at any time owing, by such Bank to or for the account of any party against any participation transferred to or by such Bank; (d) any agreement to pay interest on interest;
(e) Section 12.14(b) of the Credit Agreement insofar as it relates to an action brought in the United States District Court for the Southern District of New York and note that such matters may be raised by such court; or (f) any provision of the Credit Agreement that purports to establish an evidentiary standard for determinations by the Banks.

                  This opinion is given as of the date hereof and I undertake no obligation to notify you of any changes in law or fact occurring after the date hereof. This opinion is furnished to you solely in connection with the execution and delivery of the Credit Agreement and may not be furnished to any other person, firm or corporation other than any assignee or participant under the Credit Agreement or any bank examiner or other regulatory authority without my prior written consent and may not be relied upon by any one other than you, the other counsel providing legal opinions to you pursuant to
Section 6.1(e) of the Credit Agreement, and by you and such other counsel only in connection with the execution and delivery of the Credit Agreement.

                                                             Very truly yours,

                                                                   EXHIBIT C-3
                                                                 TO SHORT TERM
                                                    REVOLVING CREDIT AGREEMENT



                     [FORM OF OPINION OF CANADIAN COUNSEL
                                      to
                                     CCCL]


                                                                April 26, 1996


To:      Chemical Bank, as Administrative Agent
         270 Park Avenue
         New York, New York  10017

         The Banks parties to the Credit Agreement referred to below

Dear Sirs:

                  We have acted as Canadian Counsel to Chrysler Credit Canada Ltd., a Canada corporation ("CCCL") in connection with the execution and delivery of the Short Term Revolving Credit Agreement, dated as of April 26, 1996 (the "Credit Agreement"), among Chrysler Financial Corporation ("CFC", together with CCCL, the "Facility Borrowers"), CCCL, the Banks parties thereto, the Managing Agents parties thereto, Royal Bank of Canada, as Canadian Administrative Agent, and Chemical Bank, as Administrative Agent. This opinion is delivered to you pursuant to Section 6.1(e)(iii) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

                  In connection with this opinion, we have examined executed copies (or facsimile transmitted signature pages) of the Credit Agreement and such corporate documents and records of CCCL, and certificates of public officials and officers of CCCL, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. For the purposes of this opinion, we have assumed (i) the genuineness of all signatures of, and the authority of, Persons signing the Credit Agreement on behalf of parties thereto other than CCCL, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies and (iv) the due authorization, execution and delivery of the Credit Agreement by the parties thereto other than CCCL.

                  Except as indicated below in respect of the opinion contained in paragraph 1, the opinions expressed herein are limited to the laws of the Province of Ontario and the laws of Canada applicable therein (the "Specified Laws"), and we do not express any opinion herein concerning any other law (including, without limitation, any law of any political subdivision of the Province of Ontario).

                  Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

         1. CCCL is a corporation duly incorporated and validly existing under the Canada Business Corporations Act and is duly qualified to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of business transacted by it makes such qualification necessary, except to the extent that the failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of CFC and its Subsidiaries taken as a whole.

         2. The Credit Agreement has been duly executed on behalf of CCCL. The execution, delivery and performance by CCCL of the Credit Agreement (a) are within the corporate powers of CCCL, (b) have been duly authorized by all necessary corporate action on the part of CCCL, and (c) do not contravene (i) the charter or by-laws of CCCL, (ii) any law, rule, or regulation under the Specified Laws presently in effect which affects or binds CCCL or any of its properties or, to the best of our knowledge without having made any enquiry as to the existence thereof, any order, writ, judgment, injunction, determination or award presently in effect which affects or binds CCCL or any of its properties or (iii) to the best of our knowledge without having made an enquiry as to the existence thereof, any Contractual Obligation to which CCCL is a party; except to the extent that such contravention, in case of either clause (ii) or
                  (iii), would not have a material adverse effect on the business, operations or financial condition of CFC and its Subsidiaries taken as a whole or on the ability of CCCL to fulfill its obligations under the Credit Agreement.

         3. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority under the Specified Laws is required to be obtained or made by either Facility Borrower for the due execution, delivery and performance by such Facility Borrower of the Credit Agreement.

         4. To the best of our knowledge after due inquiry, no litigation or proceeding of or before any arbitrator or Governmental Authority of Canada or the Province of Ontario is pending by or against CCCL or against any of its properties or revenues (a) with respect to the Credit Agreement, or (b) which would, if adversely determined, have a material adverse effect on the business, operations, property or financial condition of CFC and its Subsidiaries taken as a whole.

         5. None of the Managing Agents, the Canadian Administrative Agent or the C$ Banks will be liable for, and CCCL will not be required to deduct or withhold, any Canadian Withholding Tax on or from any amounts paid or credited to a C$ Bank by CCCL on account of C$ Loans (including interest and Acceptance Fees) or Canadian Facility Fees under the Credit Agreement. None of the Administrative Agent, the Managing Agents or the Banks (other than the C$ Banks) will be subject to any Taxes on amounts paid or credited to a C$ Bank by CCCL on account of C$ Loans (including interest and Acceptance Fees) or Canadian Facility Fees under the Credit Agreement.

                  The term "Taxes" shall mean all taxes, charges, fees, levies, imports and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or other similar charges in the nature of a tax together with any installments with respect thereto and any interest, fines and penalties, imposed by any Governmental Authority of Canada or of the Province of Ontario.

                  The term "Canadian Withholding Tax" shall mean all taxes imposed under Part XIII of the Income Tax Act (Canada) and any similar taxes imposed under the Corporations Tax Act (Ontario).

         6. In any action or proceeding arising out of or relating to the Credit Agreement in any court of competent jurisdiction in the Province of Ontario, such court would recognize and give effect to the provisions of Section 12.13 of the Credit Agreement wherein the respective parties thereto agree that the Credit Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and, to the extent specifically pleaded and proved as a fact by expert evidence, such court would apply the laws of the State of New York to all issues which under conflict of laws rules in effect in the Province of Ontario are characterized to be contract issues, except that any such court (i) will apply those laws of the Province of Ontario which such court characterizes as procedural and will not apply those laws of the State of New York which such court characterizes as procedural; (ii) will not apply those laws of the State of New York which such court would characterize as revenue, expropriatory, penal or similar laws; and
                  (iii) will not apply those laws of the State of New York the application of which such court would characterize as inconsistent with "public policy", as such term is understood under the Specified Laws.

         7. The laws of the Province of Ontario permit an action to be brought on a final, conclusive and subsisting judgment in personam of the courts of the State of New York or the courts of the United States of America for the Southern District of New York, which is not impeachable as void or voidable under the internal laws of the State of New York, for a sum certain if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Ontario; (ii) such judgment debtor was duly served with the process of the courts of State of New York or the courts of the United States of America for the Southern District of New York or appeared to such process, (iii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with "public policy", as such term is understood under the laws of the Province of Ontario or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada); (iv) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory, penal or similar laws; and (v) prior to the rendering of judgment by the court in the Province of Ontario, the judgment debtor does not avail itself of any right or defense based on either law or admissible fact which has accrued to such judgment debtor subsequent to the entering of such judgment of the courts of the State of New York or the courts of the United States of America for the Southern District of New York.

         8. Our documentary review, including that of the Credit Agreement, disclosed nothing which would indicate that the transactions contemplated by the Credit Agreement are inconsistent with "public policy" as such term is understood under the Specified Laws.

                  The foregoing opinions are subject to the qualifications that:

                  (i) for the purposes of paragraph 1 we have relied upon the opinions of counsel (copies of which have been delivered to you) in each of the Provinces and Territories of Canada (other than Ontario) as to the qualification of CCCL to do business therein and our opinion in that regard is subject to the qualifications appearing in the opinions of such counsel; and

                  (ii) for the purposes of paragraph 4 we have relied in part on the certificate of an officer of CFC and CCCL (a copy of which has been delivered to you) as to the materiality of pending litigation or proceedings.

                  This opinion is given as of the date hereof and we undertake no obligation to notify you of any changes in law or fact occurring after the date hereof. This opinion is furnished to you solely in connection with the execution and delivery of the Credit Agreement and may not be furnished to any other person, firm or corporation other than any assignee or participant under the Credit Agreement or any bank examiner or other regulatory authority without our prior written consent and may not be relied upon by any one other than you, the other counsel providing legal opinions to you pursuant to
Section 6.1(e) of the Credit Agreement, and by you and such other counsel only in connection with the execution and delivery of the Credit Agreement.

                                                             Very truly yours,

                                                                EXHIBIT D-1 TO
                                                                    SHORT TERM
                                                    REVOLVING CREDIT AGREEMENT


                      [FORM OF ASSIGNMENT AND ACCEPTANCE]


         Reference is made to the Short Term Revolving Credit Agreement, dated as of April 26, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among CHRYSLER FINANCIAL CORPORATION ("CFC"), CHRYSLER CREDIT CANADA LTD. ("CCCL"), the Banks parties thereto, the Managing Agents parties thereto, ROYAL BANK OF CANADA, as Canadian Administrative Agent, and CHEMICAL BANK, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

         ____________ (the "Assignor") and ____________ (the "Assignee")
agree as follows:

         1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), an interest (the "Assigned Interest"), as described on Schedule 1, in and to the Assignor's rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as set forth on Schedule 1 (individually, an "Assigned Facility"; collectively, the "Assigned Facilities"), in a principal amount for each Assigned Facility as set forth on Schedule 1.

         2. The Assignor A. makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, or any instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim, and B. makes no representation or warranty and assumes no responsibility with respect to the financial condition of CFC, CCCL, any Subsidiaries or any other obligor or the performance or observance by CFC, CCCL, any Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto.

         3. The Assignee A. represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; B. confirms that it has received a copy of the Credit Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; C. agrees that it has made and will, independently and without reliance upon the Assignor, either Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; D. appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; E. in the case of each C$ Bank, appoints and authorizes the Canadian Administrative Agent to take such action as Canadian administrative agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Canadian Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and F. agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

         4. The effective date of this Assignment and Acceptance shall be __________ __ , 199__ (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the relevant Agent for recording by such Agent pursuant to Section 12.7(c) of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such recording by the relevant Agent).

         5. Upon such recording, from and after the Effective Date, the relevant Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) which accrue subsequent to the Effective Date to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments by the relevant Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

         6. From and after the Effective Date, A. the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and shall be bound by the provisions thereof and B. the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

         7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

                                  Schedule 1
                         to Assignment and Acceptance
            relating to the Short Term Revolving Credit Agreement,
                          dated as of April 26, 1996
      Among Chrysler Financial Corporation, Chrysler Credit Canada Ltd.,
                              the Banks parties
                 thereto, the Managing Agents parties thereto,
            Royal Bank of Canada, As Canadian Administrative Agent
                  and Chemical Bank, as administrative agent
- ------------------------------------------------------------------------------

Name and Address of Assignor:



Name and Address of Assignee:



Clearing Account No. of Assignee:

Name of Automated Clearing House Member
at which Clearing Account of Assignee is Located:<F1>1



Effective Date of Assignment:

             Credit                           Principal
        Facility Assigned                  Amount Assigned
- ------------------------------      ---------------------------


                                          $ ________________



[Name of Assignee]                            [Name of Assignor]



By ___________________________                By ____________________________

Name:                                         Name:
Title:                                        Title:


<F1>
- --------
1        Clearing House information required for US$ Banks only.

                      Consented To:

                      CHRYSLER FINANCIAL CORPORATION


                      By:  _____________________________________
                           Name:
                           Title:



                      CHEMICAL BANK, as Administrative Agent



                      By:  _____________________________________
                           Name:
                           Title:


                      [Consents required only to the extent expressly provided in Section 12.7 of the Credit
                      Agreement.]






Receipt Acknowledged for Purposes of Recordation in the relevant Register:


[CHEMICAL BANK, as Administrative Agent

By: _________________________________________
    Name:
    Title:]

[ROYAL BANK OF CANADA, as Canadian
  Administrative Agent

By: _________________________________________
    Name:
    Title:]

                                                                EXHIBIT D-2 TO
                                                                    SHORT TERM
                                                    REVOLVING CREDIT AGREEMENT


                         [FORM OF NEW BANK SUPPLEMENT]


                  SUPPLEMENT, dated _________________, to the Short Term Revolving Credit Agreement, dated as of April 26, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among CHRYSLER FINANCIAL CORPORATION ("CFC"), CHRYSLER CREDIT CANADA LTD., the Banks parties thereto, the Managing Agents parties thereto, ROYAL BANK OF CANADA, as Canadian Administrative Agent, and CHEMICAL BANK, as Administrative Agent.


                             W I T N E S S E T H :


                  WHEREAS, the Credit Agreement provides in Section 12.10(a) thereof that any Commercial Bank, although not originally a party thereto, may become a party to the Credit Agreement with the consent of CFC by executing and delivering to CFC and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

                  WHEREAS, the undersigned was not an original party to the Credit Agreement but now desires to become a party thereto;

                  NOW, THEREFORE, the undersigned hereby agrees as follows:

                  1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by CFC and the Administrative Agent, become a Bank for all purposes of the Credit Agreement to the same extent as if originally a party thereto.

                  2. [The undersigned shall be a US$ Bank and the amount of its U.S. Commitment shall be $___________________.] [The undersigned shall be a C$ Bank and amount of its Canadian Commitment shall be $_______________.]

                  3. The undersigned's address for notices for the purposes of the Credit Agreement is as follows:



                  4. The undersigned's Chrysler Financial Corporation Clearing Account No. is ____________, and the name of the Automated Clearing House member at which such Clearing Account is located is ____________.<F2>2
<F2>
- --------
2   Clearing House information required for US$ Banks only.

                  5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

                  IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

                                   [INSERT NAME OF BANK]


                                   By________________________________
                                     Title:


Accepted this _____ day of
______________, 199_.

CHRYSLER FINANCIAL CORPORATION


By____________________________
  Title:


Accepted this ____ day of
______________, 199_.

CHEMICAL BANK, as Administrative Agent


By____________________________
  Title:

                                                                EXHIBIT D-3 TO
                                                                    SHORT TERM
                                                    REVOLVING CREDIT AGREEMENT

                   [FORM OF COMMITMENT INCREASE SUPPLEMENT]


                  SUPPLEMENT, dated _________________, to the Short Term Revolving Credit Agreement, dated as of April 26, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among CHRYSLER FINANCIAL CORPORATION ("CFC"), CHRYSLER CREDIT CANADA LTD. ("CCCL"), the Banks parties thereto, the Managing Agents parties thereto, ROYAL BANK OF CANADA, as Canadian Administrative Agent, and CHEMICAL BANK, as Administrative Agent.


                             W I T N E S S E T H :


                  WHEREAS, the Credit Agreement provides in Section 12.10(b) thereof that any Bank with the consent of CFC may increase the amount of its Commitment by executing and delivering to CFC and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

                  WHEREAS, the undersigned now desires to increase the amount of its Commitment under the Credit Agreement;

                  NOW THEREFORE, the undersigned hereby agrees as follows:

                  1. The undersigned agrees, subject to the terms and conditions of the Credit Agreement, that on the date this Supplement is accepted by CFC and the Administrative Agent it [shall have its U.S. Commitment to CFC increased by $______________] [shall have its Canadian Commitment to CCCL increased by $______________], thereby making the amount of its [U.S.] [Canadian] Commitment $______________].

                  2. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

                  IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

                                   [INSERT NAME OF BANK]

                                   By________________________________
                                     Title:


Accepted this _____ day of
______________, 199_.

CHRYSLER FINANCIAL CORPORATION


By____________________________
  Title:


Accepted this ____ day of
______________, 199_.

CHEMICAL BANK, as Administrative Agent


By____________________________
  Title:

                                                                EXHIBIT D-4 TO
                                                                    SHORT TERM
                                                    REVOLVING CREDIT AGREEMENT

               [FORM OF COMMITMENT REALLOCATION SUPPLEMENT]


                  SUPPLEMENT, dated _________________, to the Short Term Revolving Credit Agreement, dated as of April 26, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among CHRYSLER FINANCIAL CORPORATION ("CFC"), CHRYSLER CREDIT CANADA LTD., the Banks parties thereto, the Managing Agents parties thereto, ROYAL BANK OF CANADA, as Canadian Administrative Agent, and CHEMICAL BANK, as Administrative Agent.


                             W I T N E S S E T H :


                  WHEREAS, the Credit Agreement provides in Section 12.10(c) thereof that CFC, with the consent of the affected Bank(s) and the Administrative Agent, may reallocate all or any portion of the Canadian Commitment of any C$ Bank to the U.S. Commitment of such C$ Bank's Related US$ Bank or reallocate all or any portion of the U.S. Commitment of any US$ Bank to the Canadian Commitment of such US$ Bank's Related C$ Bank by executing and delivering to the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement;

                  WHEREAS, CFC now desires to reallocate the [Canadian][U.S.] Commitment of [insert name of Bank] to the [U.S.][Canadian] Commitment of its Related [US$][C$] Bank (the "Affected Bank(s)") under the Credit Agreement; and

                  WHEREAS, each of the Affected Bank(s) and the Administrative Agent has consented to such reallocation;

                  NOW THEREFORE, each party hereto hereby agrees as follows:

                  1. Each party hereto agrees, subject to the terms and conditions of the Credit Agreement, that on the date this Supplement has been consented to by each of the Affected Bank(s) and the Administrative Agent, [insert name of Bank] shall have $__________ of its [Canadian][U.S.] Commitment reallocated to the [U.S.][Canadian] Commitment of its Related [US$][C$] Bank, thereby making the amount of its [Canadian][U.S.] Commitment $________ and the amount of its Related [US$][C$] Bank's [U.S.][Canadian] Commitment $_________.

                  2. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

                  IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

                                   CHRYSLER FINANCIAL CORPORATION

                                   By____________________________________
                                     Title:


Consented to this ____ day of
______________, 199_.

[NAME(S) OF BANK(S)]


By___________________________________
  Title:


Consented to this ____ day of
______________, 199_.

CHEMICAL BANK, as Administrative Agent


By___________________________________
  Title:

                                                                  EXHIBIT E TO
                                                                    SHORT TERM
                                                    REVOLVING CREDIT AGREEMENT




                    [FORM OF U.S. R/C LOAN PROMISSORY NOTE]

                         U.S. R/C LOAN PROMISSORY NOTE



$______________                                             New York, New York
                                                             ___________, 199_


         FOR VALUE RECEIVED, the undersigned, Chrysler Financial Corporation, a Michigan corporation ("CFC"), hereby unconditionally promises to pay to the order of [NAME OF BANK] (the "Bank") at the office of Chemical Bank, located at 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds, on the Maturity Date the principal amount of (a) [AMOUNT IN WORDS] DOLLARS ($ ), or, if less, (b) the aggregate unpaid principal amount of all U.S. R/C Loans made by the Bank to CFC pursuant to Section 2.1 of the Credit Agreement, as hereinafter defined. CFC further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.3 of such Credit Agreement.

         The holder of this promissory note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, the date, Type and amount of each U.S. R/C Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in such endorsement shall not affect the obligations of CFC in respect of any U.S. R/C Loan.

         This promissory note (a) has been issued pursuant to Section 12.7(b) of the Short Term Revolving Credit Agreement dated as of April 26, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among CFC, Chrysler Credit Canada Ltd., a Canadian corporation, the Banks from time to time parties thereto, the Managing Agents parties thereto, Royal Bank of Canada, as Canadian Administrative Agent, and Chemical Bank, as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement.

         Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this promissory note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

         All parties now and hereafter liable with respect to this promissory note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

         Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

         THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                                   CHRYSLER FINANCIAL CORPORATION


                                   By: __________________________
                                        Title:

                                                                    Schedule A
                                                   to U.S. R/C Promissory Note

             LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

- -----------------------------------------------------------------------------------------------------------------------------
                               Amount                               Amount of Base Rate       Unpaid
      Amount of Base Rate   Converted to    Amount of Principal of   Loans Converted to  Principal Balance
Date         Loans         Base Rate Loans  Base Rate Loans Repaid    Eurodollar Loans   of Base Rate Loans  Notation Made By

- -----------------------------------------------------------------------------------------------------------------------------




                                                                    Schedule B
                                                   to U.S. R/C Promissory Note


     LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS


- --------------------------------------------------------------------------------------------------------------------------------
                                                                      Amount of         Amount of      Unpaid Principal
                                             Interest Period and     Principal of       Eurodollar        Balance of
          Amount of       Amount Converted   Eurodollar Rate with  Eurodollar Loans  Loans Converted to   Eurodollar    Notation
Date  Eurodollar Loans  to Eurodollar Loans   Respect Thereto           Repaid        Base Rate Loans        Loans       Made By

- --------------------------------------------------------------------------------------------------------------------------------


